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                                                Loan No. 400029618
                        FIXED RATE NOTE
$10,395,000.00                                               September 29, 1999

FOR VALUE RECEIVED EMERITUS PROPERTIES IX, LLC, a Washington limited liability company (hereinafter referred to as "Maker"), promises to pay to the order of AMRESCO CAPITAL, L.P., a Delaware limited partnership, its successors and assigns (hereinafter referred to as "Payee"), at the office of Payee or its agent, designee, or assignee at 700 North Pearl Street, Suite 2400, LB#342, Dallas, Texas 75201-7424, Attention: Loan Servicing, or at such place as Payee or its agent, designee, or assignee may from time to time designate in writing, the principal sum of Ten Million Three Hundred Ninety-Five Thousand and No/100 Dollars ($10,095,000.00), in lawful money of the United States of America, with interest thereon to be computed on the unpaid principal balance from time to time outstanding at the Applicable Interest Rate (hereinafter defined) at all times prior to the occurrence of an Event of Default (as defined in the Mortgage (hereinafter defined)), and to be paid in installments as follows:

1. A payment of interest only on the date hereof for the period from the date hereof through the ninth day of the next calendar month, both inclusive;

2. A constant payment (the "Monthlv Pavment"), in arrears and without notice or grace, of $76,345.45, on the tenth day of November, 1999 and on the tenth day of each calendar month thereafter up to and including the month immediately preceding the Scheduled Maturity Date stated below, which Monthly Payment is calculated using an amortization period of twenty-five (25) years (the "Amortization Period"); and the balance of said principal sum, together with accrued and unpaid interest and any other amounts due under this Note shall be due and payable on the tenth day of October, 2009 (the "Scheduled Maturity Date") or upon earlier maturity hereof whether by acceleration or otherwise (together with the Scheduled Maturity Date, collectively, the "Maturity Date"). Interest on the principal sum of this Note shall be calculated on the basis of a three hundred sixty (360) day year composed of twelve (12) months of thirty (30) days each, except that (i) interest due and payable for a period less than a full month shall be calculated by multiplying the actual number of days elapsed in such period by a daily rate based on said 360 day year, and (ii) in any event interest calculated with reference to the maximum rate permitted by applicable law shall be calculated by multiplying the actual number of days elapsed in such period by a daily rate based on a year of 365/366 days (as applicable). Monthly Payments under this Note shall be applied first, to the payment of interest and other costs and charges due in connection with this Note or the Debt (hereinafter defined), as Payee may determine in its sole discretion, and the balance shall be applied toward the reduction of the principal sum or as otherwise provided below with respect to funds received after the

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Scheduled Maturity Date. All amounts due under this Note shall be payable without setoff, counterclaim or any other deduction whatsoever.

The term "Applicable Interest Rate" means (a) from the date of this Note through but not including the Scheduled Maturity Date, a rate of seven and forty-three hundredths percent (7.43%) per annum (the "Initial Interest Rate"), or (b) from and after the Scheduled Maturity Date through and including the earlier of the Final Demand Date (hereinafter defined) or the date this Note is paid in full, a rate (the "Revised Interest Rate") equal to the lesser of(x) the maximum rate permitted by applicable law, or (y) the greater of (i) two percent (2%) above the Initial Interest Rate or (ii) two percent (2%) above the Extended Treasury Rate (hereinafter defined). The term "Extended Treasury Rate" means the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading "U.S. Government Securities Treasury Constant Maturities" for the week ending prior to the Scheduled Maturity Date of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the date which is the end of the Amortization Period. (In the event Release H.15 is no longer published, Payee shall select a comparable publication to determine the Extended Treasury Rate.) In the event that (A) Maker does not pay the full amount of the Debt on or before the Scheduled Maturity Date, and no other Event of Default shall have occurred which has not been cured to Payee's satisfaction within any applicable notice and cure period, and (B) Maker has taken all actions required by Payee for the institution of the lockbox arrangement described in the Disbursement Agreement (hereinafter defined), and (C) Payee has not made final demand for the payment of the Debt, then in such event, and until the date on which Payee makes final demand for the payment of the Debt or two (2) years after the Scheduled Maturity Date, whichever is earlier (the "Final Demand Date"), or until the occurrence of an Event of Default, interest shall accrue on the unpaid principal balance of this Note from and after the Scheduled Maturity Date at the Revised Interest Rate although the Monthly Payment will continue to be payable at the Initial Interest Rate, and the difference between the interest accrued at the Revised Interest Rate and the interest payable at the Initial Interest Rate (which difference is referred to as "Accrued Interest") shall not be due and payable until the remainder of the Debt is due and payable, that is on the Final Demand Date, unless sooner paid as hereinafter provided. To the extent permitted under applicable law, any accrued and unpaid Accrued Interest shall be capitalized monthly and shall accrue interest at the Revised Interest Rate.

This Note is secured by, and Payee is entitled to the benefits of, the Mortgage, the Assignment, the Environmental Agreement, and the other Loan Documents (hereinafter defined). The term "Mortgage" means the Mortgage and Security Agreement dated as of the date hereofgiven by Maker for the use and benefit of Payee covering the estate of Maker in certain premises as more particularly described therein (the "Mortgaged Property"). The term "Assignment" means the Assignment of Leases and Rents of even date herewith executed by Maker in favor of Payee. The term "Environmental Agreement" means the Environmental Liabilities Agreement of even date herewith executed by Maker in favor of Payee. The "Payment and Performance Guaranty" means that certain Payment and Performance Guaranty of even date herewith executed by Maker in favor of Payee with respect to the payment and performance of certain indebtedness and other obligations described therein. The "Disbursement Agreement" means that certain Cash Management Agreement and Security Agreement of even date herewith executed by Maker in favor

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of Payee. The "Other Guaranty Agreement" means that Guaranty of even date herewith executed by Emeritus Corporation, a Washington corporation, for the benefit of Payee. Hereafter, the Payment andPerformance Guaranty and the Other Guaranty Agreements shall be referred to (collectively and singularly) as the "Guaranty." The term "Loan" means the loan evidenced by this Note. The term "Loan Documents" refers collectively to this Note, the Mortgage, the Assignment, the Environmental Agreement, the Guaranty, the Disbursement Agreement, and any and all other documents executed in connection with this Note or now or hereafter executed by Maker and/or others and by or in favor of Payee, which wholly or partially secure or guarantee payment of this Note or pertains to indebtedness evidenced by this Note.

The term "Debt" means, collectively, (i) the unpaid principal balance of and the accrued but unpaid interest on this Note, (ii) all other sums due, payable or reimbursable to Payee under the Loan Documents (including, without limitation, sums due or payable by Maker for deposit into the Tax and Insurance Escrow Fund [as defined in the Mortgage], the Replacement Escrow Fund [as defined in the Mortgage], and any other escrows established or required under the Loan Documents), (iii) any and all other liabilities and obligations of Maker under this Note or the other Loan Documents, and (iv) after the Scheduled Maturity Date, any Accrued Interest and interest legally permitted to accrue thereon.

If any installment payable under this Note (including the final installment due on the Maturity Date or the Final Demand Date) is not received by Payee on or before the date on which it is due (without regard to any applicable cure and/or notice period), Maker shall pay to Payee upon demand an amount equal to the lesser of(a) five percent (5%) of such unpaid sum or (b) the maximum amount permitted by applicable law to defray the expenses incurred by Payee in handling and processing such delinquent payment and to compensate Payee for the loss of the use of such delinquent payment, and such amount shall be secured by the Loan Documents.

So long as an Event of Default exists, as well as at any time on or after the Scheduled Maturity Date, Payee may, at its option, without notice or demand to Maker, declare the Debt immediately due and payable. All remedies hereunder, under the Loan Documents and at law or in equity shall be cumulative. In the event that it should become necessary to employ counsel to collect the Debt or to protect or foreclose the security for the Debt or to defend against any claims asserted by Maker arising from or related to the Loan Documents, Maker also agrees to pay to Payee on demand all costs of collection or defense incurred by Payee, including reasonable attorneys' fees for the services of counsel whether or not suit be brought.

Upon the occurrence of an Event of Default, and beginning in any event no later than the Final Demand Date, Maker shall pay interest on the entire unpaid principal sum and any other amounts due under the Loan Documents at the rate equal to the lesser of (a) the maximum rate permitted by applicable law, or (b) five percent (5%) above the Applicable Interest Rate in effect at the time of the occurrence of the Event of Default (the "Default Rate"). The Default Rate shall be computed from the occurrence of the Event of Default until the actual receipt and collection of a sum of money determined by Payee to be sufficient to cure the Event of Default. Amounts of interest accrued at the Default Rate shall constitute a portion of the Debt, and shall be deemed secured by the Loan Documents. This clause, however, shall not

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be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Payee by reason of the occurrence of any Event of Default.

The principal balance of this Note may not be prepaid in whole or in part (except with respect to the application of casualty or condemnation proceeds) until after the Permitted Prepayment Date (hereinafter defined). At any time after the date occurring three (3) years after the first scheduled payment date under this Note (but in no event prior to two (2) years after the date that the Loan has been sold in a securitization) (the "Permitted Prepayment Date") and provided no Event of Default exists, Maker may voluntarily defease all or any portion of the Debt (hereinafter, a "Defeasance Event") by providing Payee with the Defeasance Collateral (hereinafter defined) that produce payments which replicate the Scheduled Defeasance Payments (hereinafter defined). Each Defeasance Event by Maker shall be subject to the satisfaction of the following conditions precedent:

(1) Maker shall provide not less than thirty (30) days prior written notice to Payee specifying a regularly scheduled payment date (the "Defeasance Date") on which the Defeasance Event is to occur. Such notice shall indicate the principal amount to be defeased:

(2) Maker shall pay to Payee all accrued and unpaid interest on the principal balance of the Note to but not including the Defeasance Date. If for any reason the Defeasance Date is not a regularly scheduled payment date. Maker shall also pay interest that would have accrued on the Note through the next regularly scheduled payment date;

(3) Maker shall pay to Payee all other sums, not including scheduled interest or principal payments, due under the Note, the Mortgage, and the other Loan Documents;

(4) Maker shall pay to Payee the principal amount of the Note to be defeased together with an additional amount (the "Yield Maintenance Premium") such that the aggregate amount (the "Defeasance Deposit") is sufficient to purchase direct, non-callable obligations of the United States of America (the "Defeasance Collateral") that provide payments on or prior, but as close as possible, to all successive scheduled payment dates after the Defeasance Date upon which interest and/or principal payments are due under the Note (including the amounts due on the Maturity Date), in the case of a Defeasance Event for the entire outstanding principal balance of the Note, or the Defeased Note (hereinafter defined), in the case of a Defeasance Event for only a portion of the outstanding principal balance of the Note, as applicable, and in amounts equal to the scheduled payments due on such dates and on the Maturity Date under the Note or the Defeased Note, as applicable (the "Scheduled Defeasance Pavments"), for the Defeasance Event;

(5) In the event only a portion of the principal balance of the Note is the subject of the Defeasance Event, Maker shall prepare all necessary documents to amend and restate the Note and issue two substitute notes, one note having a principal balance equal to the defeased portion of the original Note (the "Defeased Note") and the other note having a principal balance equal to the undefeased portion of the Note (the "Undefeased Note"). The Defeased Note and Undefeased

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Note shall have identical terms as the Note except for the principal balances. A
Defeased Note cannot be the subject of any further Defeasance Event;

(6) Maker shall deliver to Payee on or prior to the Defeasance Date:

     (A) an executed security agreement, in form and substance satisfactory to Payee, creating a first priority lien on the Defeasance Deposit and the Defeasance Collateral (the "Defeasance Securitv Agreement");

     (B) an opinion of counsel for Maker in form and substance satisfactory to Payee in its sole discretion stating, among other things, that Maker has legally and validly transferred and assigned the Defeasance Collateral and all obligations, rights and duties under and to the Note or Defeased Note (as applicable) to the Successor Borrower (hereinafter defined), that Payee has a perfected first priority security interest in the Defeasance Deposit and the Defeasance Collateral delivered by Maker, and that any REMIC Trust formed pursuant to Section 860D of the Internal Revenue Code of 1986, as amended from time to time, or any successor statute (the "Code") that holds the Note will not fail to maintain its status as a "real estate mortgage investment conduit" (a "REMIC") within the meaning of Section 860D of the Code as a result of such Defeasance Event;

    (C) a certificate of Maker certifying that all requirements relating to defeasance set forth in this Note and any other Loan Documents have been satisfied; and

    (D) such other certificates, documents or instruments as Payee may reasonably request; and

(7) Maker shall pay all costs and expenses of Payee incurred in connection with the Defeasance Event, including any costs and expenses associated with a release of the lien of the Mortgage as provided below as well as reasonable accountants' and attorneys' fees and expenses.

In connection with each Defeasance Event, Maker hereby appoints Payee as its agent and attorney-in-fact for the purpose of using the Defeasance Deposit to purchase the Defeasance Collateral. Payee shall receive written confirmation from independent accountants as to the sufficiency of such Defeasance Collateral to provide the payments as described above. Maker, pursuant to the Defeasance Security Agreement or other appropriate document, shall authorize and direct that the payments received from the Defeasance Collateral may be made directly to the account maintained by, or for the benefit of, Payee (unless otherwise directed by Payee) and applied to satisfy the obligations of Maker or Successor Borrower under the Note or the Defeased Note, as applicable. Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the Defeasance Collateral and satisfy Maker's obligations shall be remitted to Maker.

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Except as set forth in this Note, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in. the release of the lien of the Mortgage on the Mortgaged Property.

If Maker has elected to defease the entire Note and the conditions precedent listed above and all other terms and conditions set forth herein have been satisfied, the Mortgaged Property shall be released from the lien of the Mortgage and the Defeasance Collateral, pledged pursuant to the Defeasance Security Agreement, shall be the sole source of collateral securing the Note.

In connection with the release of the lien, Maker shall submit to Payee, not less than thirty (30) days prior to the Defeasance Date, a release of lien for the Mortgage and related Loan Documents (including any guaranty) for execution by Payee. Such release shall be in form appropriate for the jurisdiction in which the Mortgaged Property is located and satisfactory to Payee in reasonable commercial judgment. In addition, Maker shall pay all recording costs, fees and expenses associated with recording the release of lien. Maker shall provide all other documentation Payee reasonably requires to be delivered by Maker in connection with such release, together with a certificate certifying that such documentation (i) is in compliance with all applicable laws, and (ii) will effect such release in accordance with the terms of this Note.

Payee, at Maker's expense, may form or, at Payee's request, Maker shall form a single purpose bankruptcy remote entity (a "Successor Borrower") to be the obligor under the Note or the Defeased Note, as applicable. Maker shall, at Payee's request, assign all of its obligations and rights under the Note to a Successor Borrower. In connection therewith, a Successor Borrower shall execute an assumption agreement in form and substance satisfactory to Payee in its sole discretion pursuant to which it shall assume Maker's obligations under the Note or the Defeased Note, as applicable, and the Defeasance Security Agreement and Maker and any guarantors shall be released from their obligations with respect to such assumed documents. The sole assets of the Successor Borrower shall be the Defeasance Collateral. In connection with such assignment and assumption, Maker shall:

(1) deliver to Payee an opinion of counsel in form and substance and delivered by counsel satisfactory to Payee in its sole discretion stating, among other things, that such assumption agreement is enforceable against Maker and Successor Borrower in accordance with its terms, that the Note, the Defeasance Security Agreement and any other documents executed in connection with such defeasance are enforceable against Successor Borrower in accordance with their respective terms and that the delivery of the Defeasance Deposit and transfer of the Defeasance Collateral to Successor Borrower does not constitute a fraudulent conveyance or a preference payment under applicable bankruptcy law;

(2) pay all costs and expenses incurred by Payee or its agents in connection with such assignment and assumption (including, without limitation, any fees and disbursements of legal counsel);

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(3) pay $ 1,000 to Successor Borrower as consideration for assuming the obligations under the Note and the Defeasance Security Agreement; and

(4) pay to the servicer of the Note a defeasance processing fee in an amount equal to $20,000, provided, notwithstanding anything to the contrary herein or in the other Loan Documents, no other assumption fee shall be payable by Maker in connection with such assumption.


If, prior to the Scheduled Maturity Date and following the occurrence of any Event of Default, Maker shall tender payment of an amount sufficient to satisfy all or any portion of the Debt, such tender by Maker shall be deemed to be a voluntary prepayment under this Note in the amount tendered and Maker shall pay, in addition to the Debt, an amount equal to the Yield Maintenance Premium that would be required if a Defeasance Event had occurred, together with all other amounts Maker is obligated to pay if a Defeasance Event had occurred. If a complete or partial prepayment results from the application to the Debt of the casualty or condemnation proceeds from the Mortgaged Property prior to the occurrence of an Event of Default, no prepayment consideration will be imposed. Partial prepayments of principal resulting from the application of casualty or insurance proceeds to the Debt shall not change the amounts of subsequent monthly installments nor change the dates on which such installments are due, unless Payee shall otherwise agree in writing. Notwithstanding any provision herein to the contrary, Maker shall have the additional privilege to prepay the entire principal balance of this Note (together with any other sums constituting the Debt) on any scheduled payment date during the six (6) months preceding the Scheduled Maturity Date and on any scheduled payment date thereafter (the "Open Prepayment Period") without any fee or consideration for such privilege. If any such notice of prepayment is given, the principal balance of this Note and the other sums required under this paragraph shall be due and payable on the selected prepayment date.

It is expressly stipulated and agreed to be the intent of Maker and Payee at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Payee to contract for, charge, take, reserve or receive a greater amount of interest than under state law) and that this paragraph shall control every other covenant and agreement in this Note and the other Loan Documents. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved or received with respect to the indebtedness evidenced by this Note and the other Loan Documents, or if Payee's exercise of the option to accelerate the maturity of this Note, or if any prepavment by Maker results in Maker having paid any interest in excess of that permitted by applicable law, then it is Maker's and Payee's express intent that all excess amounts theretofore collected by Payee be credited on the principal balance of this Note (or, if this Note has been or would thereby be paid in full, refunded to Maker), and the provisions of this Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder. All sums paid or agreed to be paid to Payee for the use, forbearance and detention of the indebtedness evidenced hereby and by the

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other Loan Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the maximum rate permitted under applicable law from time to time in effect and applicable to the indebtedness evidenced hereby for so long as such indebtedness remains outstanding. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Payee to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

Except as specifically provided in the Loan Documents, Maker and any endorsers, sureties or guarantors hereof jointly and severally waive presentment and demand for payment, notice of intent to accelerate maturity, notice of acceleration of maturity , protest and notice of protest and non-payment, all applicable exemption rights, valuation and appraisement, notice of demand, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note and the bringing of suit and diligence in taking any action to collect any sums owing hereunder or in proceeding against any of the rights and collateral securing payment hereof. Maker and any surety, endorser or guarantor hereof agree (i) that the time for any payments hereunder may be extended from time to time without notice and consent, (ii) to the acceptance of further collateral, (iii) to the release of any existing collateral for the payment of this Note, (iv) to any and all renewals, waivers or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and/or (v) that additional makers, endorsers, guarantors or sureties may become parties hereto all without notice to them and without in any manner affecting their liability under or with respect to this Note. No extension of time for the payment of this Note or any installment hereof shall affect the liability of Maker under this Note or any endorser or guarantor hereof even though Maker or such endorser or guarantor is not a party to such agreement.

Failure of Payee to exercise any of the options granted herein to Payee upon the happening of one or more of the events giving rise to such options shall not constitute a waiver of the right to exercise the same or any other option at any subsequent time in respect to the same or any other event. The acceptance by Payee of any payment hereunder that is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the options granted herein to Payee at that time or at any subsequent time or nullify any prior exercise of any such option without the express written acknowledgment of Payee.

Notwithstanding anything in the Loan Documents to the contrary, but subject to the qualifications below, Payee and Maker agree that:

(A) Maker shall be liable upon the Debt and for the other obligations arising under the Loan Documents to the full extent (but only to the extent) of the security therefor, the same being all properties (whether real or personal), rights, estates and interests now or at any time hereafter securing the payment of the Debt and/or the other obligations of Maker under the Loan Documents (collectively with the Mortgaged Property, the "Security Property"), provided, however, in the event (i) of fraud or material misrepresentation by Maker or guarantors in connection with the Loan

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evidenced by this Note, or (ii) the first full monthly payment on the Note is not paid when due, the limitation on recourse set forth in this subparagraph (A) will be null and void and completely inapplicable, and this Note shall be with full recourse to Maker:

(B) if an Event of Default occurs in the timely and proper payment of all or any part of the Debt, any judicial proceedings brought by Payee against Maker shall be limited to the preservation, enforcement and foreclosure, or any thereof, of the liens. security titles, estates, assignments, rights and security interests now or at any time hereafter securing the payment of the Debt and/or the other obligations of Maker under the Loan Documents, and no attachment, execution or other writ of process shall be sought, issued or levied upon any assets, properties or funds of Maker other than the Security Property, except with respect to the liability described in subparagraph (A) above and in subparagraph
(C) below; and

(C) in the event of a foreclosure of such liens, security titles, estates, assignments, rights or security interests securing the payment of the Debt, no judgment for any deficiency upon the Debt shall be sought or obtained by Payee against Maker or, except as may be otherwise permitted against any principal, director, officer, employee, beneficiary, shareholder, partner. member, trustee, agent or affiliate of Maker as provided in the Guaranty, except with respect to the liability described in subparagraph (A) above and below in this subparagraph
(C); provided that, notwithstanding the foregoing provisions of this subparagraph, nothing contained herein shall in any manner or way release, affect or impair the right of Payee to recover, and Maker shall be fully and personally liable and subject to legal action for any loss, cost, expense, damage, claim or other obligation (including without limitation reasonable attorneys' fees and court costs) incurred or suffered by Payee arising out of or in connection with the following:

     1. any breach of the Environmental Agreement, including the indemnification provisions contained therein;

     2. Maker's failure to obtain Payee's prior written consent to (a) any subordinate financing or any other encumbrance on the Mortgaged Property, or (b) any transfer of the Mortgaged Property or majority ownership in Maker in violation of the Mortgage, except as permitted in the Mortgage;

     3. any litigation or other legal proceeding related to the Debt that delays or impairs Payee's ability to preserve, enforce or foreclose its lien on the Security Property, including, but not limited to, the filing of a voluntary petition concerning Maker under 11 U.S.C. Section 101 et seq. (the "Bankruptcy Code") or the filing of an involuntary petition against Maker under the Bankruptcy Code (unless such proceeding is dismissed within ninety (90) days without the entry of an order for relief having been entered and no other Event of Default having occurred at the time of such dismissal), in which action a claim, counterclaim, or defense is asserted against Payee, other than any litigation or other legal

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proceeding in which a final, non-appealable judgment for money damages or injunctive relief is entered against Payee;

    4. Maker's failure to pay required taxes, assessments, and/or insurance premiums payable with respect to the Mortgaged Property or to maintain the required escrows therefor, to the extent that monies are not paid by Maker in escrow for the payment of such amounts, except for any amounts applicable to the period after foreclosure of Payee s lien on the Mortgaged Property, or the delivery by Maker of a deed to the Mortgaged Property in lieu of foreclosure (which deed has been accepted by Payee in writing), or the appointment of a receiver for the Mortgaged Property:

   5 . the gross negligence or willful misconduct of Maker, its agents, affiliates, officers or employees which causes or results in a diminution, or loss of value, of the Security Property that is not reimbursed by insurance or which gross negligence or willful misconduct exposes Payee to claims, liability or costs of defense in any litigation or other legal proceeding;

   6. the seizure or forfeiture of the Security Property, or any portion thereof, or Payee's interest therein, resulting from criminal wrongdoing by any person or entity other than Payee under any federal. state or local law;

   7. (a) any physical waste of the Mortgaged Property caused by the intentional or grossly negligent act(s) or omission(s) of Maker, its agents, affiliates, officers and employees, (b) the failure by Maker to maintain, repair or restore any part of the Mortgaged Property as may be required by the Mortgage or any of the other Loan Documents to the extent of all gross revenues that have been generated by the Mortgaged Property following the date which is eighteen (18) months prior to notice to Maker from Payee of such failure to maintain, repair or restore any part of the Mortgaged Property and that have not been applied to pay any portion of the Debt, reasonable and customary operating expenses and capital expenditures for the Mortgaged Property paid to third parties not affiliated (directly or indirectly) with Maker, taxes and insurance premiums for the Mortgaged Property and escrows deposited with Payee, or (c) the removal or disposal of any portion of the Mortgaged Property after an Event of Default under the Loan Documents to the extent such Mortgaged Property is not replaced by Maker with like property of equivalent value, function and design;

   8. Maker's misapplication or conversion of any insurance proceeds paid by reason of any loss, damage or destruction to the Mortgaged Property and any awards or amounts received in connection with the condemnation of all or a portion of the Mortgaged Property and not used by Maker for restoration or repair of the Mortgaged Property;

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   9. Maker's failure to pay in accordance with the terms of the Mortgage
(subject to Maker s rights as set forth in Section 30 thereof any charges for labor or materials or other charges for work performed or materials furnished prior to foreclosure that can create liens on any portion of the Mortgaged Property, to the extent of the amount rightfully claimed by the lien claimant, or found in any legal proceeding to be owed to the lien claimant, and not so paid;

   10. Maker's failure to deliver any security deposits collected with respect to the Mortgaged Property to Payee or any other party entitled to receive such security deposits under the Loan Documents, following an Event of Default; and

   11. any rents (including advanced or prepaid rents), issues, profits, accounts or other amounts generated by or related to the Mortgaged Property attributable to, or accruing after an Event of Default, which amounts were collected by Maker or its property manager and not turned over to Payee or used to pay unaffiliated third parties for reasonable and customary operating expenses and capital expenditures for the Mortgaged Property, taxes and insurance premiums with respect to the Mortgaged Property and any other amounts required to be paid under the Loan Documents with respect to the Mortgaged Property (provided, however, such operating expenses shall include property management fees of no more than 5% of gross effective income paid to Emeritus Corporation, a Washington corporation [an affiliate of Maker] [or any successor entity owned by substantially the same owners thereof] in accordance with a management agreement approved by Payee).


Nothing contained in the foregoing subparagraphs (A), (B) or (C) shall (1) be deemed to be a release or impairment of the Debt or the lien of the Loan Documents upon the Security Property, or (2) preclude Payee from foreclosing under the Loan Documents in case of any default or from enforcing any of the other rights of Payee, including naming Maker as a party defendant in any action or suit for foreclosure and sale under the Mortgage, or obtaining the appointment of a receiver, except as stated in this paragraph, or (3) limit or impair in any way whatsoever the Guaranty, or release, relieve, reduce, waive or impair in any way whatsoever, any obligation of any party to the Guaranty, or
(4) impair the right of Payee to obtain a deficiency judgment or other judgment on the Note against Maker if necessary to obtain any insurance proceeds or condemnation awards to which Payee would otherwise be entitled; provided, however, Payee shall only enforce such judgment to the extent of the insurance proceeds or condemnation award.

Nothing herein shall be deemed to be a waiver of any right which Payee may have under Sections 506(a), 506(b),1111 (b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Loan Documents or to require that all collateral shall continue to secure all of the Debt owing to Payee in accordance with this Note and the other Loan Documents.

Maker (and the undersigned representative of Maker, if any) represents that Maker has full power, authority and legal right to execute, deliver and perform its obligations pursuant to this Note and the other

Loan Documents and that this Note and the other Loan Documents constitute legal, valid and binding obligations of Maker. Maker further represents that the Loan was made for business or commercial purposes and not for personal, family or household use.

All notices or other communications required or permitted to be given pursuant hereto shall be given in the manner and be effective as specified in the Mortgage, directed to the parties at their respective addresses as provided therein.

References to particular sections of the Loan Documents shall be deemed references to such sections as affected by other provisions of the Loan Documents relating thereto.

Payee shall have the unrestricted right at any time or from time to time to sell this Note and the Loan or participation interests therein. Maker shall execute, acknowledge and deliver any and all instruments requested by Payee to satisfy such purchasers or participants that the unpaid indebtedness evidenced by this
Note is outstanding upon the terms and provisions set out in this Note and the other Loan Documents. To the extent, if any specified in such assignment or participation, such assignee(s) or participant(s) shall have the rights and benefits with respect to this Note and the other Loan Documents as such assignee(s) or participant(s) would have if they were the Payee hereunder.

MAKER AND PAYEE HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF
ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS NOTE OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH INCLUDING, BUT NOT LIMITED TO THOSE RELATING TO (A) ALLEGATIONS THAT A PARTNERSHIP EXISTS BETWEEN PAYEE AND MAKER;
(B) USURY OR PENALTIES OR DAMAGES THEREFOR; (C) ALLEGATIONS OF UNCONSCIONABLE ACTS, DECEPTIVE TRADE PRACTICE, LACK OF GOOD FAITH OR FAIR DEALING, LACK OF COMMERCIAL REASONABLENESS, OR SPECIAL RELATIONSHIPS (SUCH AS FIDUCIARY, TRUST OR CONFIDENTIAL RELATIONSHIPS); (D) ALLEGATIONS OF DOMINION, CONTROL, ALTER EGO, INSTRUMENTALITY, FRAUD, REAL ESTATE FRAUD, MISREPRESENTATION, DURESS, COERCION, UNDUE INFLUENCE, INTERFERENCE OR NEGLIGENCE; (E) ALLEGATIONS OF TORTIOUS INTERFERENCE WITH PRESENT OR PROSPECTIVE BUSINESS RELATIONSHIPS OR OF ANTITRUST; OR (F) SLANDER, LIBEL OR DAMAGE TO REPUTATION. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY MAKER AND PAYEE, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE ANID EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. PAYEE IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY MAKER AND PAYEE.

EXCEPT WHERE FEDERAL LAW IS APPLICABLE (INCLUDING, WITHOUT
LIMITATION, ANY FEDERAL USURY CEILING OR OTHER FEDERAL LAW WHICH,
FROM TIME TO TIME, IS APPLICABLE AND WHICH PREEMPTS THE STATE USURY LAWS), THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW (AS OPPOSED TO THE LAWS OF CONFLICTS) OF THE STATE OF TEXAS, EXCEPT TO THE EXTENT THE LAWS OF THE STATE IN WHICH THE APPLICABLE PROPERTY IS LOCATED GOVERNS THE CREATION, PERFECTION AND DETERMINATION OF LIEN RIGHTS AND PRIORITY UNDER THE LOAN DOCUMENTS, THE ENFORCENIENT OF REMEDIES AND THE DISPOSITION OF SUCH PROPERTY.


THE PROVISIONS OF THIS NOTE AND THE OTHER LOAN DOCUMENTS MAY BE AMENDED OR REVISED ONLY BY AN INSTRUMENT IN WRITING SIGNED BY MAKER AND PAYEE. THIS NOTE AND ALL THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT OF MAKER AND PAYEE AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT NIATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF MAKER AND PAYEE. THERE ARE NO ORAL AGREEMENTS BETWEEN MAKER AND PAYEE.




     [The balance of this page is intentionally left blank.]

Executed under seal as of the day and year first above written.

                                  MAKER:

                                  EMERITUS PROPERTIES IX, LLC,
                                  a Washington limited liability
                                  company

                                  By: /S/ Daniel R. Baty
                                     Daniel R. Baty, its Managing
                                     Manager

STATE OF WA

COUNTY OF KING

This instrument was ACKNOWLEDGED before me on September 17, 1999, by DANIEL R. BATY, to me personally known and who, being duly sworn y me, did say that he is the Managing Manager of EMERITUS PROPERTIES IX, LLC, a Washington limited liability company, on Behalf of said limited liability company, and he did further acknowledge such instrument to be the free act and deed of said limited liability company, on behalf of said limited liability company.



[SEAL]                             /s/ Amanda Ray
                                   Notary Public - State of WA

My commission Expires
01-05-02                           Printed Name of Notary Public

RETURN TO:                                      Loan No. 400029618

Republic Title of Texas, Inc.
2626 Howell Street,10th Floor
Dallas, Texas 75204
Attention: Janell Davidson


                  MORTGAGE AND SECURITY AGREEMENT

THIS MORTGAGE AND SECURITY AGREEMENT (as the same may from time to time be extended, renewed or modified, this "Mortgage") is made as of September 29, 1999, by EMERITUS PROPERTIES IX, LLC, a Washington limited liability company ("Mortgagor"), having its principal place of business at c/o Emeritus Corporation, 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121 , Attn:
William Shorten; and to AMRESCO CAPITAL, L.P., a Delaware limited partnership ("Mortgagee"), having its principal place of business at 700 North Pearl Street, Suite 2400, LB 342, Dallas, Texas 75201-7424, Attention: Art Mauch.

To secure the following:

(i) the payment of an indebtedness (the "Loan") in the original principal sum of TEN MILLION THREE HUNDRED NINETY-FIVE THOUSAND AND NO/100 DOLLARS ($10,395,000.00), lawful money of the United States of America, to be paid with interest according to a certain note dated the date hereof made by Mortgagor to Mortgagee with a Scheduled Maturity Date of October 10, 2009 (the note together with all extensions, renewals or modifications thereof, being hereinafter collectively called the "Note"), and all other sums, liabilities and obligations constituting the Debt (as defined in the Note),

(ii) the payment of all sums advanced or incurred by Mortgagee contemplated hereby,

(iii) the performance of the obligations and covenants herein contained, and

(iv) the payment and performance of all obligations of Mortgagor under that certain Payment and Performance Guaranty (the "Payment and Performance Guaranty") executed by Mortgagor for the benefit of Mortgagee with respect to the payment and performance of the following indebtedness and other obligations to Mortgagee (singularly and collectively referred to as the "Affiliate Debt") on the part of the following entities (singularly and collectively referred to as "Affiliate Borrower" or "Affiliate Borrowers") (each such entity having the same sole member as Mortgagor):

   (A) indebtedness and other obligations of EMERITUS PROPERTIES X, LLC, a Washington limited liability company, evidenced by that Fixed Rate Note dated of even date herewith in the original principal sum of FIVE MILLION SIX HUNDRED NINETY THOUSAND AND NO/100 DOLLARS ($5,690,000.00) and any and all documents securing or governing such note (together with any amendments, modifications, increases, financings, renewals and extensions thereof;

   (B) indebtedness and other obligations of EMERITUS PROPERTIES XII, LLC, a Washington limited liability company, evidenced by that Fixed Rate Note dated of even date herewith in the original principal sum of FOUR MILLION THREE HUNDRED THIRTY THOUSAND AND NO/100 DOLLARS ($4,330,000.00) and any and all documents securing or governing such note (together with any amendments, modifications, increases, financings, renewals and extensions thereof; and

   (C) indebtedness and other obligations of RIDGELAND ASSISTED LIVING, LLC, a Washington limited liability company, evidenced by that Fixed Rate Note dated of even date herewith in the original principal sum of FIVE MILLION FIVE HUNDRED THOUSAND AND NO/I00 DOLLARS ($5,500,000.00) and any and all documents securing or governing such note (together with any amendments, modifications, increases, financings, renewals and extensions thereof.

Mortgagor has mortgaged, given, granted, bargained, sold, alienated, enfeoffed, conveyed, confirmed, warranted, pledged, assigned, and hypothecated and by these presents does hereby mortgage, give, grant, bargain, sell, alien, enfeoff, convey, confirm, warrant, pledge, assign and hypothecate unto Mortgagee with mortgage covenants, the real property described in Exhibit A attached hereto (the "Premises") and the buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter located thereon (the "Improvements");

TOGETHER WITH: all right, title, interest and estate of Mortgagor now owned; or hereafter acquired, in and to the following property, rights, interests and estates (the Premises and the Improvements together with the following property, rights, interests and estates being hereinafter described are collectively referred to herein as the "Mortgaged Property"):

(a) all easements, rights-of way, strips and gores of land, streets, ways, alleys, passages, sewer rights, water, water courses, water rights and powers, air rights and development rights, and all estates, rights, titles, interests, privileges, liberties, tenements, hereditaments and appurtenances of any nature whatsoever, in any way belonging, relating or pertaining to the Premises and the Improvements and the reversion and reversions, remainder and remainders, and all land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Premises, to the center line thereof and all the estates, rights, titles, interests, dower and rights of dower, curtesy and rights of curtesy, property, possession, claim and demand whatsoever, both at law and in equity, of Mortgagor of, in and to the Premises and the Improvements and every part and parcel thereof, with the appurtenances thereto;

(b) all machinery, furnishings, equipment, fixtures (including but not limited to all heating, air conditioning, plumbing, lighting, communications, elevator fixtures, kitchen, medical, dental or rehabilitation fixtures), cleaning apparatus, beds, linens, televisions; carpeting, telephones, cash registers, computers, lamps, glassware, restaurant and kitchen equipment and medical, dental, therapeutic, paramedical or rehabilitation equipment, supplies, and other property of every kind and nature, whether tangible or intangible, whatsoever owned by Mortgagor, or in which Mortgagor has or shall have an interest, now or hereafter located upon the Premises and the Improvements, or appurtenant thereto, and usable in connection with the present or future operation and occupancy of the Premises and the Improvements and all building equipment, materials and supplies of any nature whatsoever owned by Mortgagor, or in which Mortgagor has or shall have an interest, now or hereafter located upon the. Premises and the Improvements, or appurtenant thereto, or usable in connection with the present or future operation, enjoyment and occupancy of the Premises and the Improvements (hereinafter collectively called the "Equipment"), including the proceeds of any sale or transfer of the foregoing, and the right, title and interest of Mortgagor in and to any of the Equipment which may be subject to any security interests, as defined in the Uniform Commercial Code, as adopted and enacted by the State or States where any of the Mortgaged Property is located (the "Uniform Commercial Code") superior in lien to the lien of this Mortgage;

(c) all awards or payments, including interest thereon, which may heretofore and hereafter be made with respect to the Premises and the Improvements, whether from the exercise of the right of eminent domain or condemnation (including but not limited to any transfer made in lieu of or in anticipation of the exercise of said rights), or for a change of grade, or for any other injury to or decrease in the value of the Premises and Improvements;

(d) all leases, subleases and other agreements (including, without limitation, any and all security interests, contractual liens and security deposits thereunder) affecting the use, enjoyment or occupancy of the Premises and the Improvements heretofore or hereafter entered into (the "Leases") and all income, rents, issues, profits and revenues (including all oil and gas or other mineral royalties and bonuses) from the Premises and the Improvements and every part and parcel thereof, with the appurtenances thereto, including, without limitation, rights to payments earned under leases for space in the Improvements for the operation of ongoing retail businesses such as newsstands, barbershops, beauty shops, physicians' offices, pharmacies and specialty shops (the

"Rents") and all proceeds from the sale or other disposition of the Leases and the right to receive and apply the Rents to the payment of the Debt;

(e) all proceeds of and any unearned premiums on any insurance policies covering the Mortgaged Property, including, without limitation, the right to receive and apply the proceeds of any insurance, judgments, or settlements made in lieu thereof, for damage to the Mortgaged Property;

(f) the right, in the name and on behalf of Mortgagor, to appear in and defend any action or proceeding brought with respect to the Mortgaged Property and to commence any action or proceeding to protect the interest of Mortgagee in the Mortgaged Property;

(g) all accounts (including, without limitation, any rights of Mortgagor arising from the operation of a 80 unit nursing home or other specialized or assisted-living care facility located on the Premises (collectively, the "Assisted Living Facility"), including rights to payment for goods sold or leased or to be sold or leased or for services rendered or to be rendered), escrows, documents, instruments, chattel paper, claims, deposits and general intangibles, as the foregoing terms are defined in the Uniform Commercial Code, and all franchises, trade names, trademarks, symbols, service marks, books, records, plans, specifications, designs, drawings, permits, licenses (to the extent assignable, including, without limitation, business licenses, state health department licenses, food service licenses, licenses to conduct business, certificates of need and all other permits, licenses, approvals, authorizations and rights obtained from any governmental, quasi-governmental or private person or entity whatsoever concerning ownership, operation, use or occupancy of the Assisted Living Facility [collectively, the "Licenses"]), contract rights (including, without limitation, any contract with any architect or engineer or with any other provider of goods or services for or in connection with any construction, repair or other work upon the Mortgaged Property, and any contract for management or any other provision for services in connection with the Assisted Living Facility), approvals, actions and causes of action that now or hereafter relate to, are derived from or are used in connection with the Premises, or the use, operation, maintenance, occupancy or enjoyment thereof or the conduct of any business or activities thereon (hereinafter collectively called, the "Intangibles");

(h) all rights to payment from the Medicare and Medicaid programs or similar state or federal programs, boards, bureaus or agencies and rights to payment from patients or private insurers, arising from the operation of the Assisted Living Facility; and

(i) all proceeds, products, offspring, rents and profits from any of the foregoing including, without limitation, those from sale, exchange, transfer, collection, loss, damage, disposition, substitution or replacement of any of the foregoing, and all other security and collateral of any nature whatsoever, now or hereafter given for the repayment of the Debt and the performance of Mortgagor's obligations under the Loan Documents (as defined in the Note), including (without limitation) the Tax and Insurance Escrow Fund (hereafter defined) and the Replacement Escrow Fund (hereafter defined).

(j) any and all proceeds and products of any of the foregoing and any and all other security and collateral of any nature whatsoever, now or hereafter given for the repayment of the Debt and the performance of Mortgagor's obligations under the Loan Documents (as defined in the Note), including (without limitation) the Tax and Insurance Escrow Fund (hereafter defined), and the Replacement Escrow Fund (hereafter defined) and all other escrows established with Mortgagee by Mortgagor.

TO HAVE AND TO HOLD the above granted and described Mortgaged Property unto and to the use and benefit of Mortgagee, and its successors and assigns, forever;

PROVIDED, HOWEVER, these presents are upon the express condition that, if Mortgagor shall well and truly pay to Mortgagee the Debt at the time and in the manner provided in the Note and this Mortgage and shall well and truly abide by and comply with each and every covenant and condition set forth herein, in the Note and in the other Loan Documents in a timely manner, these presents and the estate hereby granted shall cease, terminate and be void;

AND Mortgagor represents and warrants to and covenants and agrees with Mortgagee as follows:

1. Payment of Debt and Incorporation of Covenants, Conditions and Agreements. Mortgagor will pay the Debt at the time and in the manner provided in the Note and in this Mortgage. Mortgagor will duly and punctually perform all of the covenants, conditions and agreements contained in the Note, this Mortgage and the other Loan Documents all of which covenants, conditions and agreements are hereby made a part of this Mortgage to the same extent and with the same force as if fully set forth herein.

2. Warranty of Title. Mortgagor warrants that Mortgagor is the sole owner of and has good, legal, marketable and insurable fee simple title to the Mortgaged Property and has the full power, authority and right to execute, deliver and perform its obligations under this Mortgage and to encumber, mortgage, give, grant, bargain, sell, alienate, enfeoff, convey, confirm, pledge, assign and hypothecate the same and that Mortgagor possesses an unencumbered fee estate in the Premises and the Improvements and that it owns the Mortgaged Property free and clear of all liens, encumbrances and charges whatsoever except for those exceptions shown in the title insurance policy insuring the lien of this Mortgage and that this Mortgage is and will remain a valid and enforceable first lien on and security interest in the Mortgaged Property, subject only to said exceptions. Mortgagor shall forever warrant, defend and preserve such title and the validity and priority of the lien of this Mortgage and shall forever warrant and defend the same to Mortgagee against the claims of all persons whomsoever.

3. Insurance. (a) Mortgagor, at its sole cost and expense, for the mutual benefit of Mortgagor and Mortgagee, shall obtain and maintain during the entire term of this Mortgage the following policies of insurance:

      (i) Insurance against loss or damage by fire and against loss or damage by other risks and hazards covered by a standard extended coverage insurance policy and included within the classification "All Risks of Physical Loss" including, but not limited to, riot and civil commotion, vandalism, malicious mischief, burglary and theft. Such insurance shall be in an amount (a) equal to the greater of(I) the lesser of the then full replacement cost of the Improvements and Equipment, without deduction for physical depreciation, or the outstanding amount of the Debt, or (2) the amount specified in the agreed value clause of the policy, which must be in an amount required by the insurer to suspend any co-insurance clause, and (b) with extended coverage in amounts sufficient such that the insurer would not deem Mortgagor a co-insurer under said policies. The policies of insurance carried in accordance with this paragraph shall be paid annually in advance and shall contain the "Replacement Cost Endorsement" with a waiver of depreciation. In addition, if any of the Improvements or the use of the Property shall at any time constitute a legal non-conforming structure or use, Mortgagor shall obtain an "Ordinance or Law Coverage" or "Enforcement" endorsement, which shall include sufficient coverage for (x) codes to comply with building and zoning costs and ordinances, (y) demolition costs, and (z) increased costs of construction.

     (ii) Flood insurance if any part of the Mortgaged Property now is (or is subsequently determined to be) located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, or the National Flood Insurance Reform Act of 1994 (and any amendment or successor act thereto) in an amount at least equal to the lesser of (A) the full replacement cost of the Improvements and the Equipment, (B) the outstanding principal amount of the Note, or (C) the maximum limit of coverage available with respect to the Improvements and Equipment under said Act. Mortgagor hereby agrees to pay Mortgagee such fees as may be permitted under applicable law for the costs incurred by Mortgagee in determining, from time to time, whether the Mortgaged Property is then located within such area.

     (iii) Commercial General Liability Insurance, including broad form property damage, blanket contractual and personal injuries (including death resulting therefrom) coverages and containing minimum limits per occurrence of $1,000,000.00 for the Improvements and the Premises with excess umbrella coverage in an amount of at least $ 10,000,000.00 arising out of any one occurrence.

     (iv) Business interruption and/or rental loss insurance payable to Mortgagee, covering all risks required to be covered by the "all risk" insurance described above in this Section 3 and in an amount sufficient to cover any co-insurance penalty in an amount equal to one hundred percent
(100%) of the projected gross income from the Mortgaged Property (including Rents payable under Leases whether or not such Leases are terminable in the event of fire or casualty) for a period of twelve (12) months and, if Mortgagor is required to obtain an "Ordinance or Loss Coverage" or "Enforcement" endorsement to the all risk insurance as set forth above in this Section 3, coverage for the increased period of restoration. The amount of such rental loss insurance shall be reviewed annually and shall be increased from time to time during the term of this Mortgage as and when rent increases occur under Leases previously in place and as a result of new Leases, and as renewal Leases are entered into in accordance with the terms of this Mortgage, to reflect all increased rent and increased additional rent payable by all of the tenants under all such Leases.

          (v) Insurance against loss or damage from (A) leakage of sprinkler systems, and (B) explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in the Improvements and including broad form boiler and machinery insurance (without exclusion for explosion) covering all boilers or other pressure vessels, machinery and equipment located in, on, or about the Premises and the Improvements. Insurance coverage is required in an amount at least equal to the full replacement cost of such equipment and the building or buildings housing same. Insurance coverage must extend to electrical equipment, sprinkler systems, heating and air conditioning equipment, refrigeration equipment and piping.

          (vi) If the Mortgaged Property includes commercial property, worker's compensation insurance with respect to any employees of Mortgagor, as required by any governmental authority or legal requirement.

         (vii) At all times when structural construction, material repairs or alterations are being made with respect to the Improvements, (A) owner's contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above-mentioned comprehensive general liability insurance policy, and (B) the hazard insurance provided for in the first sentence of this Section 3 written in a so-called builder's risk completed value form ( 1 ) on a non-reporting basis, (2) against all risks insured against pursuant to such sentence, (3) including permission to occupy the Property, and
(4) with an agreed amount endorsement waiving co-insurance provisions.

         (viii) [Intentionally deleted.)

          (ix) Such other insurance as may from time to time be reasonably required by Mortgagee in order to protect its interests.

     (b) All policies of insurance (the "Policies") required pursuant to this
Section 3 shall:(i) contain a standard noncontributory mortgagee clause naming Mortgagee as the person to which all payments made by such insurance company shall be paid, (ii) be maintained throughout the term of this Mortgage without cost to Mortgagee, (iii) certificates evidencing such policies (in form reasonably acceptable to Mortgagee) shall be delivered to Mortgagee by Mortgagor, (iv) contain such provisions as Mortgagee deems reasonably necessary or desirable to protect its interest including, without limitation, endorsements providing that neither Mortgagor, Mortgagee nor any other party shall be a co-insurer under said Policies and that Mortgagee shall receive at least thirty

(30) days prior written notice of any modification, reduction or cancellation, including, without limitation, cancellation due to nonpayment of premiums), (v) be for a term of not less than one (1) year, (vi) be issued by an insurer licensed in the state in which the Mortgaged Property is located, (vii) provide that Mortgagee may, but shall not be obligated to, make premium payments to prevent any cancellation, endorsement, alteration or reissuance, and such payments shall be accepted by the insurer to prevent same, (viii) be satisfactory in form and substance to Mortgagee and shall be approved by Mortgagee as to amounts, form, risk coverage, deductibles, loss payees and insureds, and (ix) provide that all claims shall be allowable on events as they occur. Upon demand therefor, Mortgagor shall reimburse Mortgagee for all of Mortgagee's (or its servicer's) reasonable costs and expenses incurred in obtaining any or all of the Policies or otherwise causing the compliance with the terms and provisions of this Section 3, including (without limitation) obtaining updated flood hazard certificates and replacement of any so-called "forced placed" insurance coverages. All Policies shall be issued by an insurer with a claims paying ability rating of "A" or better by Standard & Poor's Corporation or A/A-VIII or better by A.M. Best as published in Best's Key Rating Guide. Mortgagor shall pay the premiums for such Policies (the "Insurance Premiums") as the same become due and payable (unless such Insurance Premiums have been paid by Mortgagee pursuant to Section 5 hereof. Not later than thirty
(30) days prior to the expiration date of each of the Policies, Mortgagor will deliver to Mortgagee satisfactory evidence of the renewal of each Policy. If Mortgagor receives from any insurer any written notification or threat of any actions or proceedings regarding the non-compliance or non-conformity of the Mortgaged Property with any insurance requirements, Mortgagor shall give prompt notice thereof to Mortgagee.

Mortgagor may provide any required insurance through a blanket liability or casualty policy provided such Policy affords the coverages required in this
Section 3, specifically identifies the Mortgaged Property and allocates to the Mortgaged Property the amount of coverage from time to time required hereunder and specifically names Mortgagee under a standard noncontributory mortgagee clause.

     (c) In the event of the entry of a judgment of foreclosure, sale of the Mortgaged Property by non judicial foreclosure sale, or delivery of a deed-in-lieu of foreclosure, Mortgagee is hereby authorized (without the consent of Mortgagor) to assign any and all Policies to the purchaser or transferee thereunder, or to take such other steps as Mortgagee may deem advisable to cause the interest of such transferee or purchaser to- be protected by any of the Policies without credit or allowance to Mortgagor for prepaid premiums thereon.

     (d) If the Mortgaged Property shall be damaged or destroyed, in whole or in part, by fire or other casualty, Mortgagor shall give prompt written notice thereof to Mortgagee.

           (i) In case of loss covered by Policies, Mortgagee may either ( 1 ) settle and adjust any claim without the consent of Mortgagor, or (2) allow Mortgagor to agree with the insurance company or companies on the amount to be paid upon the loss; provided, that Mortgagor may adjust losses aggregating not in excess of $ 100,000.00 if such adjustment is carried out in a competent and timely manner, and provided that in any case Mortgagee shall and is hereby authorized to collect and receipt for any such insurance proceeds (subject to the terms and provisions of this Mortgage); and the expenses incurred by Mortgagee in the adjustment and collection of insurance proceeds shall become part of the Debt and be secured hereby and shall be reimbursed by Mortgagor to Mortgagee upon demand (unless deducted by and reimbursed to Mortgagee from such proceeds).

     (ii) In the event of any insured damage to or destruction of the Mortgaged Property or any part thereof (herein called an "Insured Casualty"), if the Restoration Conditions (hereafter defined) are met, then the proceeds of insurance with respect to the Insured Casualty shall be disbursed by Mortgagee to Mortgagor (during the course of construction) for the cost of restoring, repairing, replacing or rebuilding the Mortgaged Property or part thereof subject to Insured Casualty, as provided for below; and Mortgagor hereby covenants and agrees forthwith to commence and diligently to prosecute such restoring, repairing, replacing or rebuilding; provided, however, in any event Mortgagor shall pay all costs (and if required by Mortgagee, Mortgagor shall deposit the total thereof with Mortgagee in advance) of such restoring, repairing, replacing or rebuilding in excess of the net proceeds of insurance made available pursuant to the terms hereof. With respect to an Insured Casualty (as defined in this Section 3(d)) or a Condemnation Loss (as defined in Section 7 below), the phrase "Restoration Conditions" shall mean the satisfaction of the following conditions precedent: (A) the restoration cost is in an aggregate amount of less than twenty-five percent (25%) of the original principal balance of the Note, (B) in the reasonable judgment of Mortgagee, the Mortgaged Property can be restored within six (6) months after insurance or condemnation proceeds (as applicable) are made available to an economic unit not less valuable (including an assessment of the impact of the termination of any Leases due to such Insured Casualty or Condemnation Loss) and not less useful than the same was prior to the Insured Casualty or Condemnation Loss (as applicable), and after such restoration will adequately secure the outstanding balance of the Debt, and (C) no Event of Default (hereinafter defined) shall have occurred and be then continuing, and (D) with respect to an Insured Casualty, such restoration can occur at least ninety (90) days prior to the cessation of payments under the foregoing rental loss insurance.

     (iii) Except as provided above, the proceeds of insurance collected upon any Insured Casualty shall, at the option of Mortgagee in its sole discretion, be applied to the payment of the Debt or applied to reimburse Mortgagor for the cost of restoring, repairing, replacing or rebuilding the Mortgaged Property or part thereof subject to the Insured Casualty, in the manner set forth below. Any such application to the Debt shall not be considered a voluntary prepayment requiring payment of the prepayment consideration provided in the Note, except that if an Event of Default, or an event which with the giving of notice and/or the passage of time, or both, would constitute an Event of Default has occurred, then such application shall be subject to the full prepayment consideration computed in accordance with the terms of the Note. Any such application shall not postpone or, except as provided below, reduce any payments otherwise required pursuant to the Note, other than the final payment on the Note. Notwithstanding anything herein to the contrary, in the event that Mortgagee applies proceeds of insurance in an aggregate amount greater than twenty-five percent (25%) of the original principal balance of the Note, so long as the

Reamortization Conditions (as defined below) are met, upon Mortgagor's written request, the Note shall be amended, at the cost and expense of Mortgagor, to reduce (but not postpone) the scheduled monthly payments due on the Note to an amount that will amortize the remaining principal balance of the Note immediately after such application to an amount equal, on the Maturity Date (as defined in the Note) to the percentage of the balance of the Note on the Maturity Date based on the original principal amount of the Note and the original amortization of the Note, such percentage being determined by dividing the aggregate amount of all such applications to the date of any such application by the original principal amount of the Note. Mortgagor shall pay all costs and expenses in connection with such adjustment and amendment, including all legal, appraisal, title, recording and other out-of pocket expenses incurred by Mortgagee or its servicer in substantiating and documenting such adjustment. For purposes hereof the "Reamortization Conditions" shall mean
(A) no Event of Default (hereinafter defined) shall have occurred and be continuing; (B) the Loan to Value Ratio (as defined below) after such Insured Casualty or condemnation, as the case may be, and after such application shall be no more than seventy-five percent (75%); and (C) the Mortgaged Property shall continue to be a viable Assisted Living Facility supporting a debt service coverage ratio of at least 1.45 to 1.00 (calculated by Mortgagee or its servicer at such time based upon the same criteria used by Mortgagee when it underwrote the Loan and the quarterly reports described in Section 18 below). For purposes hereof, "Loan to Value Ratio" shall mean the ratio of the stated principal amount of the Note to the appraised value of the Mortgaged Property following the Insured Casualty or the condemnation, as the case may be, as determined by a then-current appraisal in form and content satisfactory to Mortgagee and prepared (at Mortgagor's expense) by an MAI appraiser satisfactory to Mortgagee.

     (iv) In the event that proceeds of insurance, if any, shall be made available to Mortgagor for the restoring, repairing, replacing or rebuilding of the Mortgaged Property, Mortgagor hereby covenants to restore, repair, replace or rebuild the same to be of at least equal value and of substantially the same character as prior to such damage or destruction, all to be effected in accordance with applicable law and plans and specifications approved in advance by Mortgagee.

     (v) In the event Mortgagor is entitled to reimbursement out of sums held by Mortgagee with respect to an Insured Casualty or a Condemnation Loss ("Restoration Proceeds"), such Restoration Proceeds shall be disbursed from time to time (during the course of construction) upon Mortgagee being furnished with
(A) evidence satisfactory to it (which evidence may include inspection[s] of the work performed) that the restoration, repair, replacement and rebuilding covered by the disbursement has been completed in accordance with plans and specifications approved by Mortgagee, (B) evidence satisfactory to it of the estimated cost of completion of the restoration, repair, replacement and rebuilding, (C) funds, or, at Mortgagee's option, assurances satisfactory to Mortgagee that such funds are available, sufficient in addition to the proceeds of insurance to complete the proposed restoration, repair, replacement and rebuilding, and (D) such waivers of lien, contractor's sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Mortgagee may reasonably require and approve; and in addition to the foregoing, but only with respect to matters involving the structure, HVAC, plumbing or mechanical systems, or having a completion cost in excess of $100,000.00, Mortgagee (in its sole discretion) also may require (i) that all plans and specifications for such restoration, repair, replacement and rebuilding be submitted to and approved by Mortgagee prior to commencement of work; and (ii) that Mortgagee receive architect's certificates satisfactory to Mortgagee. With respect to disbursements to be made by Mortgagee of Restoration Proceeds: (A) no payment made prior to the final completion of the restoration, repair, replacement and rebuilding shall exceed ninety percent (90%) of the value of the work performed from time to time; (B) funds other than Restoration Proceeds shall be disbursed prior to disbursement of such proceeds; and (C) at all times, the undisbursed balance of such Restoration Proceeds remaining in the hands of Mortgagee, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Mortgagee by or on behalf of Mortgagor for that purpose, shall be at least sufficient in the reasonable judgment of Mortgagee to pay for the cost of completion of the restoration, repair, replacement or rebuilding, free and clear of all liens or claims for lien and the costs described in subsection 3(d)(vi) below. Any surplus which may remain out of Restoration Proceeds held by Mortgagee after payment of such costs of restoration, repair, replacement or rebuilding shall be paid to any party entitled thereto. In no event shall Mortgagee assume any duty or obligation for the adequacy, form or content of any such plans and specifications, nor for the performance, quality or workmanship of any restoration, repair, replacement and rebuilding.

          (vi) Notwithstanding anything to the contrary contained herein, the Restoration Proceeds shall be reduced by the reasonable costs (if any) incurred by Mortgagee in the adjustment and collection thereof and in the reasonable costs incurred by Mortgagee of paying out such proceeds (including, without limitation, reasonable attorneys' fees and costs paid to third parties for inspecting the restoration, repair, replacement and rebuilding and reviewing the plans and specifications therefor).

     4. Payment of Taxes and Other Charges. Mortgagor shall pay all taxes, assessments, and other governmental impositions (the "Taxes") and all assessments, water rates and sewer rents, ground rents, maintenance charges, and other charges, including without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Premises (the "Other Charges"), now or hereafter levied or assessed or imposed against the Mortgaged Property or any part thereof as the same become due and payable. Mortgagor will deliver to Mortgagee evidence satisfactory to Mortgagee that the Taxes and the Other Charges have been so paid or are not then delinquent no later than thirty
(30) days following the date on which the Taxes and/or the Other Charges would otherwise be delinquent if not paid. Mortgagor shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against the Mortgaged Property, and shall promptly pay for all utility services provided to the Mortgaged Property.


                                   -ll-

      5. Tax and Insurance Escrow Fund. On the date hereof. Mortgagor shall make an initial deposit to the Tax and Insurance Escrow Fund (hereinafter defined) of an amount which, when added to the monthly amounts to be deposited as specified below, will be sufficient in the estimation of Mortgagee to satisfy the next due Taxes and Insurance Premiums and other similar charges. Mortgagor shall pay to Mortgagee on the tenth first day of each calendar month (a) one-twelfth of an amount which would be sufficient to pay all Taxes payable, or estimated by Mortgagee to be payable, during the next ensuing twelve (12) months, and (b) one-twelfth of an amount which would be sufficient to pay the Insurance Premiums due for the renewal of the coverage afforded by the Policies upon the expiration thereof (said amounts in subsections [a] and [b] above hereinafter called the "Tax and Insurance Escrow Fund"). Mortgagee may, in its sole discretion, retain a third-party tax consultant to obtain tax certificates or other evidence or estimates of Taxes due or to become due or to verify the payment of taxes and Mortgagor will promptly- reimburse Mortgagee for the reasonable cost of retaining any such third-parties or obtaining such certificates. Any unpaid reimbursements for the costs of such third parties shall be added to the Debt. The Tax and Insurance Escrow Fund and the payments of interest or principal or both, payable pursuant to the Note, shall be added together and shall be paid as an aggregate sum by Mortgagor to Mortgagee. Mortgagor hereby pledges to Mortgagee (and grants to Mortgagee a lien on and security interest in) any and all monies now or hereafter deposited in the Tax and Insurance Escrow Fund as additional security for the payment of the Debt. Mortgagee will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Mortgagor pursuant to Sections 3 and 4 hereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Sections 3 and 4 hereof, Mortgagee shall, in its discretion, return any excess to Mortgagor or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. In allocating such excess, Mortgagee may deal with the person shown on the records of Mortgagee to be the owner of the Mortgaged Property. If the Tax and Insurance Escrow Fund is not sufficient to pay the Taxes and Insurance Premiums, Mortgagor shall promptly pay to Mortgagee, upon demand, an amount which Mortgagee shall estimate as sufficient to make up the deficiency. Upon the occurrence of an Event of Default, Mortgagee shall be entitled to exercise both the rights of setoff and banker's lien, if applicable, against the interest of Mortgagor in the Tax and Insurance Escrow Fund to the full extent of the outstanding balance of the Debt, application of any such sums to the Debt to be in any order in its sole discretion. Until expended or applied as above provided, any amounts in the Tax and Insurance Escrow Fund shall constitute additional security for the Debt. The Tax and Insurance Escrow Fund shall not constitute a trust fund and may be commingled with other monies held by Mortgagee. Unless otherwise required by applicable law, no earnings or interest on the Tax and Insurance Escrow Fund shall be payable to Mortgagor even if Mortgagee or its servicer is paid a fee and/or receives interest or other income in connection with the deposit or placement of such fund (in which event such income shall be reported under Mortgagee's or its servicer's tax identification number, as applicable). Upon payment of the Debt and performance by Mortgagor of all its obligations under this Mortgage and the other Loan Documents, any amounts remaining in the Tax and Insurance Escrow Fund shall be refunded to Mortgagor.

Notwithstanding the foregoing, Mortgagee (by its acceptance of this Mortgage) agrees to defer its right to require deposits into escrow for Insurance Premiums as long as the following conditions are satisfied:

     (a)   Mortgagor is the sole fee simple owner of the Mortgaged Property;

     (b) Mortgagor has established a mechanism acceptable to Mortgagee for insuring that all Insurance Premiums on the Mortgaged Property are paid at a time and in a manner acceptable to Mortgagee;

     (c) Mortgagee is satisfied in its discretion from written evidence provided promptly and consistently to it by Mortgagor that all such Insurance Premiums are actually being timely paid in full and that an escrow for such purpose is not necessary in Mortgagee's sole discretion;

     (d) No Event of Default exists hereunder or under any other of the Loan Documents and no condition or event exists which with notice, the passage of time, or both, would constitute an Event of Default;

     (e) All insurance companies must have agreed that such insurance shall not be subject to termination or cancellation without thirty (30) days prior written notice to Mortgagee or its servicer; and

     (f) The Mortgaged Property shall continue to be a viable Assisted Living Facility supporting a debt service coverage ratio of at least 1.45 to 1.00 (calculated by Mortgagee or its servicer at such time based upon the same criteria used by Mortgagee when it underwrote the Loan and the quarterly reports described in Section 18 below).

In the event any one or more of the foregoing conditions precedent shall be (or become) unsatisfied, Mortgagee may require that such escrow be established and fully funded as provided herein.

     6. Replacement Escrow Fund. Mortgagor shall pay to Mortgagee during each calendar year the aggregate amount of $325.00 per residential unit per calendar year for replacements and capital repairs required to be made to the Mortgaged Property, payable in twelve equal installments each on the tenth day of each calendar month (the "Replacement Escrow Fund"); provided, however, collection of monthly escrow deposits for such purpose shall be limited to $250.00 per unit per calendar year so long as Mortgagee is satisfied as to all of the following:

          (a)   There must be no pending or uncured event of default; and

          (b) the Mortgaged Property is maintained as required hereunder and as confirmed by Mortgagee's regular inspections (at Mortgagor's expense if a third party is required).

The amount of such annual and monthly payments for the Replacement Escrow Fund for any calendar year or portion thereof shall not be increased during the term of the Loan unless there is a material, adverse change in the condition of the Mortgaged Property or in the costs needed to maintain the Mortgaged Property, as determined in the sole reasonable discretion of Mortgagee. Mortgagor hereby pledges to Mortgagee (and grants to Mortgagee a lien on and security interest in) any and all monies now or hereafter deposited in the Replacement Escrow Fund as additional security for the payment of the Debt. As required in Section 18 below, Mortgagor shall deliver to Mortgagee for Mortgagee's review and approval, a capital expenditure budget (the "Budget") itemizing the replacements and capital repairs which are anticipated to be made to the Mortgaged Property during the next immediately succeeding calendar year (provided, however, such proposed budget may contain a reasonable contingency reserve for the same). Mortgagee may, upon notice to Mortgagor and subject to the terms and conditions of this Section 6, adjust the monthly amounts required to be deposited into the Replacement Escrow Fund to a monthly amount equal to one-twelfth of the total amount specified in each approved Budget. So long as no-Event of Default exists and is continuing, Mortgagee shall make disbursements from the Replacement Escrow Fund for items specified in each approved Budget on a quarterly basis in increments of no less than $5,000.00 upon delivery to Mortgagee by Mortgagor of Mortgagee's standard form of draw request accompanied by copies of paid or unpaid invoices for the amounts requested and, if required by Mortgagee and customarily obtained in the location where the Mortgaged Property is located, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment, delivery of such certificates and certifications as Mortgagee may require (including but not limited to a new certificate of occupancy for the portion of the Improvements covered by such repairs, if a new certificate of occupancy is required by applicable law, or a certification by Mortgagor that no new certificate of occupancy is required) and for disbursement requests in excess of $20,000.00, a certification from an inspecting architect or engineer or other third-party acceptable to Mortgagee describing the completed repairs or capital improvements, verifying the completion of the completed work and the compliance with applicable law and reimbursement of all out-of pocket inspection fees incurred by Mortgagee. Mortgagee may require an inspection of the Mortgaged Property prior to making a quarterly disbursement in order to verify completion of replacements and repairs. Following an Event of Default, Mortgagee reserves the right to make any disbursement from the Replacement Escrow Fund directly to the party furnishing materials and/or services. The Replacement Escrow Fund is solely for the protection of Mortgagee and entails no responsibility or obligation on Mortgagee's part beyond the payment of the costs and expenses described in this Section in accordance with the terms hereof and beyond the allowing of a due credit for the sums actually received. In the event that the amounts on deposit or available in the Replacement Escrow Fund are inadequate to pay the costs of such repairs or capital expenditures, Mortgagor shall pay the amount of such deficiency. Until expended or applied as above provided, any amounts in the Replacement Escrow Fund shall constitute additional security for the Debt. Upon the occurrence of an Event of Default, Mortgagee may apply any sums then present in the Replacement Escrow Fund to the payment of the Debt in any order in its sole discretion. Upon payment of the Debt and performance by Mortgagor of all its obligations under this Mortgage and the other Loan Documents, any amounts remaining in the Replacement Escrow Fund shall be refunded to Mortgagor. The Replacement Escrow Fund shall not constitute a trust fund and may be commingled with other monies held by Mortgagee. The Funds shall be held in an account in Mortgagee's name (or such other account name style as Mortgagee may elect) at a financial institution or other depository selected by Mortgagee (or its servicer) in its sole discretion (the

"Depositorv Institution"). Mortgagor shall be entitled to, and shall report under its Federal tax identification number, the amount allocated to Mortgagor by Mortgagee, if any, on the Funds. Mortgagee shall allocate to Mortgagor an amount on the Funds equal to an amount determined by applying to the average monthly balance in the Funds the quoted interest rate for the Depository Institution's business money market savings account, as such rate changes from time to time (such allocated amount being referred to as "Mortgagor's Interest"). If such Depository Institution quotes more than one interest rate for a business money market savings account, then the lowest of such rates will be used. If the Depository Institution does not have an established business money market savings account (or if an interest rate for such account cannot otherwise be determined in connection with the deposit of such Replacement Escrow Fund), a comparable interest rate as quoted by Bank of America, N.A. shall be used. Mortgagor's Interest, less applicable administrative fees (if any), shall be and become part of such Funds and shall be disbursed as provided in this Section. Mortgagee shall not be responsible for obtaining a specific return or yield on such deposit. Mortgagee will cause to be furnished to Mortgagor on an annual basis such income tax reporting forms as are required by applicable Federal law.

Upon the request of Mortgagee, Mortgagor agrees to pay to Mortgagee a fee of fifty dollars ($50.00) per month (not to exceed the Mortgagor's Interest) on the Replacement Escrow Fund maintained by Mortgagee to compensate Mortgagee (or its servicer) for administrative costs associated with Mortgagee's deposit into an interest-bearing account the Replacement Escrow Funds escrowed under this
Section 6. Mortgagor agrees that Mortgagee (or its servicer) shall have the right to debit any interest earned for the benefit of Mortgagor on such escrow account maintained by Mortgagee (or its servicer) for the account of Mortgagor hereunder to pay such administrative fee.

      7. Condemnation. Mortgagor shall promptly give Mortgagee written notice of the actual or threatened commencement of any condemnation or eminent domain proceeding and shall deliver to Mortgagee copies of any and all papers served in connection with such proceedings. Mortgagee is hereby irrevocably appointed as Mortgagor's attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any award or payment for said condemnation or eminent domain and to make any compromise or settlement in connection with such proceeding, subject to the provisions of this Mortgage. Notwithstanding any taking by any public or quasi-public authority through eminent domain or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Mortgagor shall continue to pay the Debt at the time and in the manner provided for its payment in the Note, in this Mortgage and the other Loan Documents and the Debt shall not be reduced until any award or payment therefor shall have been actually received after expenses of collection and applied by Mortgagee to the discharge of the Debt. Mortgagee shall not be limited to the interest paid on the award by the condemning authority but shall be entitled to receive out of the award interest at the rate or rates provided in the Note. Mortgagor shall cause the award or payment made in any condemnation or eminent domain proceeding, which is payable to Mortgagor, to be paid directly to Mortgagee. In the event any such condemnation or eminent domain proceeding results in the need for restoration or repairs to the Mortgaged Property or any part thereof("Condemnation Loss"), if the Restoration Conditions (as defined in Section 3ld) above) are met (and in all events if required under applicable law), then the Restoration Proceeds with respect to such Condemnation Loss shall be disbursed by Mortgagee to

Mortgagor (during the course of construction) for the cost of restoring, repairing, replacing or rebuilding the Mortgaged Property or part thereof subject to Condemnation Loss, as provided for in Section 3(d)(v) above; and Mortgagor hereby covenants and agrees forthwith to commence and diligently to prosecute such restoring, repairing, replacing or rebuilding; provided, however, in any event Mortgagor shall pay all costs (and if required by Mortgagee, Mortgagor shall deposit the total thereof with Mortgagee in advance) of such restoring, repairing, replacing or rebuilding in excess of the Restoration Proceeds made available pursuant to the terms hereof. Except as provided in this
Section 7 or otherwise required under applicable law, the Restoration Proceeds with respect to a Condemnation Loss shall, at the option of Mortgagee, be applied to the reduction or discharge of the Debt whether or not then due and payable. Any such application to the Debt shall not be considered a voluntary prepayment requiring payment of the prepayment consideration provided in the Note, except that if an Event of Default, or an event which with notice and/or the passage of time, or both, would constitute an Event of Default, has occurred, then such application shall be subject to the full prepayment consideration computed in accordance with the Note. Any such application to the Debt shall not postpone or, except as provided below, reduce any payments otherwise required pursuant to the Note, other than the final payment on the Note. Notwithstanding anything herein to the contrary, in the event that Mortgagee applies condemnation proceeds in an aggregate amount greater than twenty-five percent (25%) of the original principal balance of the Note, so long as the Reamortization Conditions are met, upon Mortgagor's written request, the Note shall be amended, at the cost and expense of Mortgagor, to reduce (but not postpone) the scheduled monthly payments due on the Note to an amount that will amortize the remaining principal balance of the Note immediately after such application to an amount equal, on the Maturity Date (as defined in the Note) to the percentage of the balance of the Note on the Maturity Date based on the original principal amount of the Note and the original amortization of the Note, such percentage being determined by dividing the aggregate amount of all such applications to the date of any such application by the original principal amount of the Note. Mortgagor shall pay all costs and expenses in connection with such adjustment and amendment, including all legal, appraisal, title, recording and other out-of pocket expenses incurred by Mortgagee or its servicer in substantiating and documenting such adjustment. If the Mortgaged Property is sold, through foreclosure or otherwise, prior to the receipt by Mortgagee of such award or payment, Mortgagee shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive said award or payment, or a portion thereof sufficient to pay the Debt.

      8. Representations and Warranties. Mortgagor represents and warrants to Mortgagee as follows:

      (a) Neither Mortgagor nor any guarantor of the Debt or any part thereof(a "Guarantor") has any defense to the payment in full of the Debt that arises from applicable local, state or federal laws, regulations or other requirements. None of the Loan Documents are subject to any right of rescission, set-off, abatement, diminution, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of any such Loan Documents, or the exercise of any right thereunder, render any Loan Documents unenforceable, in whole or in part, or subject to any right of rescission, set-off, abatement, diminution, counterclaim or defense, including the defense of usury.

     (b) There is no action, suit or proceeding, judicial administrative or otherwise pending or, to the best of Mortgagor's knowledge threatened or contemplated against Mortgagor or Guarantor or against or affecting the Mortgaged Property that (i) has not been disclosed to Mortgagee and has a material, adverse effect on the Mortgaged Property or Mortgagor's and/or Guarantor's ability to perform their respective obligations under any Loan Document or (ii) is not adequately covered by insurance, each as determined by Mortgagee in its sole and absolute discretion.

     (c) All certifications, permits and approvals, including, without limitation, certificates of completion and occupancy, licenses, permits, registrations, certificates (including, without limitation, all Licenses), have been obtained and are in full force and effect (except that any and all Licenses may be held in the name of the Manager [hereafter defined]). The Mortgaged Property is in good repair, good order and good condition and free and clear of any damage that would affect materially and adversely the value of the Mortgaged Property as security for the Debt and the Mortgaged Property has not been materially damaged by fire, wind or other casualty or physical condition (including, without limitation, any soil or geological condition), which damage has not been fully repaired. There are no proceedings pending or threatened for the partial or total condemnation of the Mortgaged Property.

      (d) All of the Improvements which were included in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property, and no easements or other encumbrances upon the Premises encroach upon any of the Improvements, so as to affect the value or marketability of the Mortgaged Property except for immaterial encroachments which do not adversely affect the security intended to be provided by this Mortgage or the use, enjoyment, value or marketability of the Mortgaged Property. All of the Improvements comply with all requirements of any applicable zoning and subdivision laws and ordinances.

     (e) The Mortgaged Property is not subject to any leases or operating agreements other than the leases and the operating agreements, if any, described in the rent roll delivered to Mortgagee in connection with this Mortgage, and all such Leases and agreements are in full force and effect. No person has any possessory interest in the Mortgaged Property or right to occupy the same except under and pursuant to the provisions of the Leases and any such operating agreements.

All financial data, including, without limitation, statements of cash flow and income and operating expenses, delivered to Mortgagee by or on behalf of Mortgagor are (i) true and correct in all material respects, (ii) accurately represent the financial condition of Mortgagor or the Mortgaged Property as of the date thereof in all material respects, and (iii) to the extent reviewed by an independent certified public accounting firm, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered.

     (g) The survey of the Mortgaged Property delivered to Mortgagee in connection with this Mortgage has been performed by a duly licensed surveyor or registered professional engineer in the jurisdiction in which the Mortgaged Property is situated and, to the best of Mortgagor's knowledge, does not fail to reflect any material matter affecting the Mortgaged Property or the title thereto.

      (h) The Loan evidenced by the Loan Documents complies with, or is exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury and any and all other requirements of any federal, state or local law.

     (i) The Mortgaged Property is located on a dedicated, all-weather road, or has access to an irrevocable easement permitting ingress and egress which are adequate in relation to the premises and location on which the Mortgaged Property is located.

     (j) The Mortgaged Property is served by public utilities and services in the surrounding community, including police and fire protection, public transportation, refuse removal, public education, and enforcement of safety codes which are adequate in relation to the premises and location on which the Mortgaged Property is located.

     (k) The Mortgaged Property is serviced by public water and sewer systems which are adequate in relation to the premises and location on which the Mortgaged Property is located. All liquid and solid waste disposal, septic and sewer systems located on the Mortgaged Property are in good and safe condition and repair and in compliance with all applicable laws.

     (l) The Mortgaged Property has parking and other amenities necessary for the operation of the Facility which are adequate in relation to the premises and location on which the Mortgaged Property is located.

     (m) The Mortgaged Property is a contiguous parcel and a separate tax parcel, and there are no delinquent Taxes or other outstanding charges adversely affecting the Mortgaged Property.

     (n) The Mortgaged Property is not relied upon by, and does not rely upon, any building or improvement not part of the Mortgaged Property to fulfill any zoning, building code or other governmental or municipal requirement for structural support or the furnishing of any essential building systems or utilities, except to the extent of any valid and existing reciprocal easement agreements shown in the title insurance policy insuring the lien of this Mortgage.

     (o) No action, omission, misrepresentation, negligence, fraud or similar occurrence has taken place on the part of any person that would reasonably be expected to result in the failure or impairment of full and timely coverage under any insurance policies providing coverage for the Mortgaged Property.

     (p) There are no defaults by Mortgagor beyond any applicable grace period under any contract or agreement (other than this Mortgage and the other Loan Documents) that binds Mortgagor and/or the Mortgaged Property, including any management, service, supply, security, maintenance or similar contracts; and Mortgagor has no knowledge of any such default for which notice has not yet been given; and no such agreement is in effect with respect to the Mortgaged

Property that is not capable of being terminated by Mortgagor on less than thirty (30) days notice except as previously disclosed to Mortgagee by a delivery of a copy of all such agreements.

     (q) Mortgagor's principal place of business is as set forth in the first paragraph of this Mortgage. Mortgagor's mailing address, as set forth in the first paragraph of the Mortgage, is true and correct.

     (r)   As to the Assisted Living Facility:

           (i) The Assisted Living Facility is duly licensed as an assisted living facility under the applicable laws of the state where the Assisted Living Facility is located. The licensed bed capacity of the Assisted Living Facility is eighty (80). Neither Mortgagor nor any manager of the Assisted Living Facility has granted to any third party the right to reduce the number of licensed beds in the Assisted Living Facility or the right to apply for approval to move any and all of the licensed beds in the Assisted Living Facility to any other location and there are no proceedings or contemplated to reduce the number of licensed beds in the Assisted Living Facility.

           (ii) Mortgagor and the Assisted Living Facility (and the operation thereof are in compliance in all material respects with the applicable provisions of every law, ordinance, statute, regulation, order, standard, restriction or rule of any federal, state or local government or quasi-governmental body, agency, board or authority having jurisdiction over the operation of the Assisted Living Facility, including, without limitation, (A) health care and fire safety codes, and (B) the applicable provisions of assisted-living care facility laws, rules, regulations and published interpretations to which the Assisted Living Facility is subject. The Assisted Living Facility presently is operated by Manager, who is the holder of the License. Mortgagor covenants and agrees that it will in good faith and using best efforts obtain Licenses in its own name and account.

          (iii) The Assisted Living Facility is in compliance in all material respects with the requirements for participation in the Medicare and Medicaid programs (if applicable). The Assisted Living Facility is in conformance in all material respects with all insurance, reimbursement and cost reporting requirements, and has a current provider agreement under Title XVII and/or XIX of the Social Security Act or any other applicable laws for reimbursement for an assisted-living or other type of care provided at such facility. There is no action pending or threatened to terminate the participation of the Assisted Living Facility in the Medicare or Medicaid program (if applicable), nor is there any decision not to renew any provider agreement related to the Assisted Living Facility, nor is there any action pending or threatened to impose material intermediate or alternative sanctions with respect to the Assisted Living Facility.

          (iv) Neither Mortgagor nor the Assisted Living Facility are subject to any proceeding, suit or investigation by any federal, state or local government or quasi-governmental body, agency, board or authority or any other administrative or investigative body which may result in the imposition of a fine, alternative, interim or final sanction, a lower reimbursement rate for services rendered to eligible patients which has not been provided for on their respective financial statements, or which would have a material adverse effect on Mortgagor or the operation of the Assisted Living Facility, or which would result in the revocation, transfer, surrender, suspension or other impairment of the operating certificate or provider agreement of the Assisted Living Facility, nor any License.

          (v) There are no patient or resident care agreements with patients or residents of the Assisted Living Facility or with any other persons or organizations which deviate in any material adverse respect from the standard form customarily used at a first-class assisted-living facility or which conflict with any statutory or regulatory requirements. All patient or resident records at the Assisted Living Facility, including patient or resident trust fund accounts, are true and correct in all material respects.

          (vi) Neither the execution nor the delivery of the Note, this Mortgage or the other Loan Documents, Mortgagor's performance thereunder, the recordation of this Mortgage, nor the exercise of any remedies by Mortgagee, will adversely affect (A) Mortgagor or Assisted Living Facility's right to receive Medicare and/or Medicaid payments and reimbursements (if applicable) with respect to the Assisted Living Facility, nor materially reduce the Medicare and/or Medicaid payments and reimbursements (if applicable) which Mortgagor is receiving as of the date hereof, or (B) any of the Licenses.

          (vii) Mortgagor is not a participant in any federal program whereby any federal, state or local government or quasi-governmental body, agency, board or other authority may have the right to recover funds by reason of the advance of federal funds, including, without limitation, those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.). Mortgagor has received no notice, and is not aware of any violation of applicable anti-trust laws of any federal, state or local government or quasi-governmental body, agency, board or other authority.

          (viii)  [Intentionally deleted.]

          (ix) The Assisted Living Facility management agreement dated on or about the date hereof(the "Management Agreement") between Mortgagor and Emeritus Corporation, a Washington corporation, as manager (the "Manager"), pursuant to which Manager operates the Assisted Living Facility, is in full force and effect and there is no default, breach or violation existing under the Management Agreement by any party thereto and no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or violation by any party under the Management Agreement.

     (s) Each of the representations and warranties made by Guarantor in the Guaranty is true and correct in all material respects.

     (t) No portion of the Mortgaged Property has been purchased, improved, equipped or furnished with proceeds of any illegal activity and to the best of Mortgagor's knowledge, there are no illegal activities or activities related to controlled substances at the Mortgaged Property.

     (u) The representations and warranties contained in the Closing Certificate executed by Mortgagor in connection with the Note (which certificate constitutes one of the Loan Documents) are true and correct and Mortgagor shall observe the covenants contained therein.

     (v)   [Intentionally deleted.]

     9. Single Purpose Entity/Separateness. Mortgagor represents, warrants, covenants and agrees as follows:

     (a) Mortgagor does not own and will not own any asset or property other than (i) the Mortgaged Property, and (ii) incidental personal property necessary for the ownership or operation of the Mortgaged Property.

      (b) Mortgagor will not engage in any business other than the ownership, management and operation of the Mortgaged Property and Mortgagor will conduct and operate its business as presently conducted and operated.

     (c) Mortgagor will not enter into any contract or agreement with any Guarantor or any party which is directly or indirectly controlling, controlled by or under common control with Mortgagor or Guarantor (an "Affiliate"), except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any Guarantor or Affiliate.

     (d) Mortgagor has not incurred and will not incur any indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (i) the Debt, and (ii) trade and operational debt incurred which is in the ordinary course of business with trade creditors and in amounts as are normal and reasonable under the circumstances and which in any event shall be payable within sixty (60) days and shall not exceed five percent (5%) of the original principal amount of the Note, and (iii) the Vehicle Debt (hereafter defined). No indebtedness other than Debt may be secured solely by such vehicle. The term "Vehicle Debt" shall mean long term financing arrangements for a single vehicle utilized solely to transport residents of the Mortgaged Property and secured solely by such vehicle.

     (e) Mortgagor has not made and will not make any loans or advances to any third party, nor to Guarantor, any Affiliate or any constituent party of Mortgagor.

Mortgagor is solvent and covenants to remain solvent and pay its debts from its assets as the same shall become due.

     (g) Mortgagor has done or caused to be done and will do all things necessary, to preserve its existence, and Mortgagor will not, nor will Mortgagor permit Guarantor to amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, trust, certificate of organization, operating agreement or other organizational documents of Mortgagor or Guarantor in a manner which would adversely affect Mortgagor's existence as a single-purpose entity.

     (h) Mortgagor will maintain books and records and bank accounts separate from those of its Affiliates and any constituent party of Mortgagor, and Mortgagor will file its own tax returns.

     (i) Mortgagor will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate, any constituent party of Mortgagor or any Guarantor).

      (j) Mortgagor will preserve and keep in full force and effect its existence, good standing and qualification to do business in the state in which the Mortgaged Property is located.

     (k) Mortgagor will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

     (1) Neither Mortgagor nor any constituent party of Mortgagor will seek the dissolution or winding up, in whole or in part, of Mortgagor, nor will Mortgagor merge with or be consolidated into any other entity.

     (m) Mortgagor will not commingle the funds and other assets of Mortgagor with those of any Affiliate, any Guarantor, any constituent party of Mortgagor or any other person.

     (n) Mortgagor has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any constituent party of Mortgagor, Affiliate, Guarantor or any other person.

     (o) Mortgagor does not and will not hold itself out to be responsible for the debts or obligations of any other person (provided, that the foregoing shall not prevent Mortgagor from being and holding itself responsible for expenses incurred or obligations undertaken by the property manager of the Mortgaged Property in respect of its duties regarding the Mortgaged Property nor shall the foregoing include the Payment and Performance Guaranty).

     (p) Mortgagor shall obtain and maintain in full force and effect, and abide by and satisfy the material terms and conditions of, all material permits, licenses, registrations and other authorizations with or granted by any governmental authorities that may be required from time to time with respect to the performance of its obligations under this Mortgage.

      (q) Mortgagor shall conduct business in its own name, and use separate stationery, invoices and checks.

     (r) Since its inception, Mortgagor has not owned any asset, conducted any business or operation or engaged in any business or activity other than ownership and operation of the Mortgaged Property. Mortgagor has no debts or obligations other than normal accounts payable in the ordinary course of business (as limited by subsection 9[d] above, this Mortgage, and the Loan it secures. Any other indebtedness or other obligation of Mortgagor has been paid in full prior to or through application of proceeds from the funding of the Loan.

      10. Maintenance of Mortgaged Property. Mortgagor shall cause the Mortgaged Property to be operated and maintained in good and safe condition and repair and in keeping with the condition and repair of properties of a similar use, value, age, nature and construction. Mortgagor shall not use, maintain or operate the Mortgaged Property in any manner which constitutes a public or private nuisance or which makes void, voidable, or cancelable, or increases the premium of, any insurance then in force with respect thereto. The Improvements and the Equipment shall not be removed, demolished or materially altered (except for normal replacement of the Equipment) without the consent of Mortgagee. Mortgagor shall promptly comply with all laws, orders and ordinances affecting the Mortgaged Property, or the use thereof. Mortgagor shall promptly repair, replace or rebuild any part of the Mortgaged Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any proceeding of the character referred to in Section 7 hereof and shall complete and pay for any structure at any time in the process of construction or repair on the Premises. No portion of the Mortgaged Property will be purchased, improved, equipped or furnished with proceeds of any illegal activity.

      11. Use of Mortgaged Property. Mortgagor shall not initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Mortgaged Property or any part thereof, nor shall Mortgagor initiate, join in, acquiesce in, or consent to any zoning change or zoning matter affecting the Mortgaged Property. If under applicable zoning provisions the use of all or any portion of the Mortgaged Property is or shall become a nonconforming use, Mortgagor will not cause or permit such nonconforming use to be discontinued or abandoned without the express written consent of Mortgagee. Mortgagor shall not permit or suffer to occur any waste on or to the Mortgaged Property or to any portion thereof and shall not take any steps whatsoever to convert the Mortgaged Property, or any portion thereof, to a condominium or cooperative form of management. Mortgagor will not install or permit to be installed on the Premises any underground storage tank or above-ground storage tank without the written consent of Mortgagee.

      12. Transfer or Encumbrance of the Mortgaged Property. (a) Mortgagor acknowledges that Mortgagee has examined and relied on the creditworthiness and experience of Mortgagor in owning and operating properties such as the Mortgaged Property in agreeing to make the Loan secured hereby, and that Mortgagee will continue to rely on Mortgagor's ownership of the Mortgaged Property as a means of maintaining the value of the Mortgaged Property as security for repayment of the Debt. Mortgagor acknowledges that Mortgagee has a valid interest in maintaining the value of the Mortgaged Property so as to ensure that, should Mortgagor default in the repayment of the Debt, Mortgagee can recover the Debt by a sale of the Mortgaged Property. Mortgagor shall not, without the prior written consent of Mortgagee, sell, convey, alienate, mortgage, encumber, pledge or otherwise transfer the Mortgaged Property or any part thereof, or permit the Mortgaged Property or any part thereof to be sold, conveyed, alienated, mortgaged, encumbered, pledged or otherwise transferred; provided, however, Mortgagee may, in its sole discretion, give such written consent (but shall have no obligation to do so) to any such sale, conveyance, alienation, mortgage, encumbrance, pledge or other transfer, and any such consent may be conditioned upon the satisfaction of such conditions precedent as Mortgagee may require (including, without limitation, the conditions precedent set forth in subsection 12[d] below). Notwithstanding any other provision of this Section 12, Mortgagee will consent, subject to the conditions of subsection 12(c) hereof and provided that no Event of Default has occurred and is continuing, to a sale, conveyance, alienation, mortgage, encumbrance, pledge or other transfer of the Mortgaged Property by the original Mortgagor as set forth in this Mortgage.

      (b) (i) A sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer within the meaning of this Section 12 shall be deemed to include, but shall not be limited to,

                 (A) an installment sales agreement wherein Mortgagor agrees to sell the Mortgaged Property or any part thereof for a price to be paid in installments;

                 (B) an agreement by Mortgagor leasing all or a substantial part of the Mortgaged Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Mortgagor's right, title and interest in and to any Leases or any Rents;

                 (C) if Mortgagor, Guarantor, or any general partner of Mortgagor or Guarantor is a corporation, any merger or consolidation or the voluntary or involuntary sale, conveyance, transfer or pledge of such corporation's stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock in one or a series of transactions by which an aggregate of more than ten percent (10%) of such corporation's stock shall be vested in a party or parties who are not now stockholders (provided, however, in no event shall this subpart [C] apply to any Guarantor whose stock is traded on a nationally recognized stock exchange);

                 (D) if Mortgagor, Guarantor, or any general partner or managing partner of Mortgagor or any Guarantor is a limited or general partnership or joint venture, the change, removal or resignation of a general partner or managing partner or the transfer or pledge of all or any portion of the partnership interest(s) of any general partner, managing partner or joint venturer or any profits or proceeds related to such partnership interest(s) or the voluntary or involuntary sale, conveyance, transfer or pledge by which an aggregate of more than fifty percent (50%) of the limited partnership interests in such partnership or any profits or proceeds related to such interests whether in one transfer or pledge or a series of transfers or pledges shall be vested in parties not having an ownership interest on the date of this Mortgage;

          (E) if Mortgagor, Guarantor or any general partner or managing member of Mortgagor or Guarantor is a limited liability company, the change, removal or resignation of the managing member of such company, the voluntary or involuntary sale, conveyance, transfer or pledge of the membership interest of the managing member of such company or any profits or proceeds relating to such membership interest or the voluntary or involuntary sale, conveyance, transfer or pledge by which an aggregate of more than fifty percent (50%) of the ownership interests in such limited liability company or any profits or proceeds related to such interests shall be vested in parties not having an ownership interest as of the date of this Mortgage; and

          (F) without limitation to the foregoing, any voluntary or involuntary sale, transfer, conveyance or pledge by any person or entity which directly controls Borrower (by operation of law or otherwise) (an "Original Principal") of its direct or indirect controlling interest in Borrower.

     (ii) Notwithstanding the foregoing, the following transfers shall not be deemed to be a sale, conveyance, mortgage, grant, bargain, encumbrance, pledge or assignment within the meaning of subsection 12(b)(i) hereof:

          (A) transfers made by devise, descent or operation of law upon the death of a joint tenant, partner or shareholder, subject, however, to all of the following requirements: (1) written notice of any transfer under this subsection 12(b)(ii)(A), whether by will, trust or other written instrument, operation of law or otherwise, is provided to Mortgagee or its servicer, together with copies of such documents relating to the transfer as Mortgagee or its servicer may reasonably request,(2) control over the management and operation of the Mortgaged Property is retained by one or more of Original Principals at all times prior to the death or legal incapacity of all Original Principals and is thereafter assumed by persons who are acceptable in all respects to Mortgagee in its sole and absolute discretion, (3) no such transfer by any of Original Principals will release their respective estates from any liability as a Guarantor, as more particularly provided in subsection 12(c) below, and (4) no such transfer, death or other event has any adverse effect either on the status of Mortgagor as a continuing legal entity liable for the payment of the Debt or on the bankruptcy-remote status of Mortgagor under the requirements o fany national rating agency for the Certificates (hereinafter defined), which requirements may include the furnishing at Mortgagor's expense a new bankruptcy non-consolidation opinion of counsel acceptable to Mortgagee if the Note constitutes a sufficiently large portion of the assets of the holder thereof and if any such transfer results in any person or entity (other than one covered by such opinion delivered in connection with this Mortgage) directly or indirectly owning or controlling more than a forty-nine percent (49%) interest in Mortgagor, or

                (B) transfers otherwise by operation of law in the event of a bankruptcy,

                (C) subject to all of the requirements of subsection 12(b)(ii)(A) above, a sale, transfer or hypothecation of a partnership, shareholder or membership interest in Mortgagor whichever the case may be by the current partner(s), shareholder(s) or member(s), as applicable, to an immediate family member (i.e., parents, spouses, siblings, children or grandchildren) of such partner, shareholder or member or to an Original Principal (or a trust for the benefit of such person), or

                (D) a Lease approved or deemed approved by Mortgagee in accordance with the Assignment of Leases and Rents dated the date hereof from Mortgagor to Mortgagee (the "Lease Assignment").

      (c) Notwithstanding the provisions of subsections 12(a) and (b) above, Mortgagee will give its consent to a one-time sale or transfer of Mortgaged Property, provided that no Event of Default has occurred and is continuing and
(i) the grantee's or transferee's integrity, reputation, character, creditworthiness and management ability are satisfactory to Mortgagee in its sole discretion, (ii) the grantee's or transferee's (and its sole general partner's) single purpose and bankruptcy remote character are satisfactory to Mortgagee in its sole discretion, (iii) any conditions relating to the sale or transfer imposed by any national rating agency for the Certificates (as defined in Section 20) are satisfied (which conditions may include the furnishing of a new bankruptcy non-consolidation opinion of counsel acceptable to Mortgagee,
(iv) Mortgagee has obtained such estoppels from any guarantors of the Note or replacement Guarantors and such other legal opinions, certificates and similar matters as Mortgagee may require, (v) all of Mortgagee's costs and expenses associated with the sale or transfer (including reasonable attorneys fees) are paid by Mortgagor or the grantee or transferee, (vi) the payment of a transfer and assumption fee not to exceed one percent (1%) of the then-outstanding principal balance of the Loan evidenced by the Note and secured hereby, (vii) the grantee's execution of a written assumption agreement and such modification to the Loan Documents containing such terms as Mortgagee may require and delivery of such agreement to Mortgagee prior to such sale or transfer (provided that in the event the Loan is included in a REMIC and is a performing loan, no modification to the terms and conditions shall be made or permitted that would cause (A) any adverse tax consequences to the REMIC or any holders of any Certificates, (B) the Mortgage to fail to be a "Qualifying Mortgage" under applicable federal law relating to REMICs, or (C) result in a taxation of the income from the Loan to the REMIC or cause a loss of REMIC status), and (viii) the delivery to Mortgagee of an endorsement (at Mortgagor's sole cost and expense) to the mortgagee policy of title insurance then insuring the lien created by this Mortgage in form and substance acceptable to Mortgagee in its sole judgment, and (ix) with respect to any such sale or transfer resulting in any person or entity (other than one covered by such opinion delivered in connection with this Mortgage) directly or indirectly owning or controlling more than forty-nine percent (49%) interest in Mortgagor, the delivery to Mortgagee of a new bankruptcy non-consolidation opinion of counsel acceptable to Mortgagee if Mortgagee could normally have required such opinion at the time of the execution and delivery of this Mortgage. Without limiting the foregoing, if Mortgagee shall consent to any such transfer, the written assumption agreement described in subsection 12(c)(vii) above shall provide for the release of Mortgagor of personal liability under the Note and other Loan Documents solely as to acts or events occurring, or obligations arising, after the closing of such sale; provided, however, in no event shall such sale operate to: (x) relieve Mortgagor of any personal liability under the Note or any of the other Loan Documents for any acts or events occurring, or obligations arising, prior to or simultaneously with the closing of such sale, and Mortgagor shall execute, without any cost or expense to Mortgagee, such documents and agreements as Mortgagee shall reasonably require to evidence and effectuate the ratification of such personal liability; or (y) relieve any current guarantor or indemnitor, including Mortgagor, of its obligations under any guaranty or indemnity agreement executed in connection with -the Loan secured hereby (including, without limitation, the Environmental Liabilities Agreement of even date herewith [the "Environmental Agreement")), and each such current guarantor and indemnitor shall execute, without any cost or expense to Mortgagee, such documents and agreements as Mortgagee shall reasonably require to evidence and effectuate the ratification of each such guaranty and indemnity agreement. Notwithstanding clause (y) preceding, if the proposed transferee and a party associated with the proposed transferee (the "Substitute Guarantor") (1) is approved by Mortgagee in its sole discretion (including a determination that the proposed transferee and Substitute Guarantor have adequate financial resources), (2) assumes the obligations of the current guarantor or indemnitor under its guaranty or indemnity agreement, and (3) executes, without any cost or expense to Mortgagee, a new guaranty and/or indemnity agreement, as applicable, in form and substance satisfactory to Mortgagee, then Mortgagee shall release the current Guarantor or indemnitor from all obligations arising under its guaranty or indemnity agreement after the closing of such sale.

     (d) Mortgagee agrees not to unreasonably withhold its consent to a sale or transfer of the Mortgaged Property upon the satisfaction (in the sole determination of Mortgagee) of the conditions to its consent as set forth herein; provided, however, in any event Mortgagee shall be deemed to be reasonable in withholding its consent if a sale to the proposed transferee receives unfavorable comment from a national rating agency for Certificates. Mortgagee shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon any sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer by Mortgagor of the Mortgaged Property without Mortgagee's consent.

     (e) Mortgagee's consent to any sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Mortgaged Property shall not be deemed to be a waiver of Mortgagee's right to require such consent to any future occurrence of same. Any sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Mortgaged Property made in contravention of this
Section 12 shall be null and void and of no force and effect.

     (f) Mortgagor agrees to bear and shall pay or reimburse Mortgagee on demand for all reasonable expenses (including, without limitation, all recording costs, taxes, reasonable attorney's fees and disbursements and title search costs) incurred by Mortgagee in connection with the review, approval and documentation of any such sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer.

      (g) In no event shall any of the terms and provisions of this Section 12 amend or modify the terms and provisions contained in Section 9 herein.

       13. Estoppel Certificates and No Default Affidavits. (a) After request by Mortgagee, Mortgagor shall within ten (10) days furnish Mortgagee with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the rate of interest of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

      (b) After request by Mortgagee, Mortgagor shall within ten (10) days furnish Mortgagee with a certificate reaffirming all representations and warranties of Mortgagor set forth herein and in the other Loan Documents as of the date requested by Mortgagee or, to the extent of any changes to any such representations and warranties, so stating such changes.

     (c) If the Mortgaged Property includes commercial property, Mortgagor shall deliver to Mortgagee upon request, tenant estoppel certificates from each commercial tenant at the Mortgaged Property in form and substance reasonably satisfactory to Mortgagee provided that Mortgagor shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.

      14. Changes in the Laws Regarding Taxation. If any law is amended, enacted or adopted after the date of this Mortgage which deducts the Debt from the value of the Mortgaged Property for the purpose of taxation or which imposes a tax, either directly or indirectly, on the Debt or Mortgagee's interest in the Mortgaged Property, Mortgagor will pay such tax, with interest and penalties thereon, if any. In the event Mortgagee is advised by counsel chosen by it that the payment of such tax or interest and penalties by Mortgagor would be unlawful or taxable to Mortgagee or unenforceable or provide the basis for a defense of usury, then in any such event, Mortgagee shall have the option, by written notice of not less than forty-five (45) days, to declare the Debt immediately due and payable.

      15. No Credits on Account of the Debt. Mortgagor will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Mortgaged Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Mortgaged Property, or any part thereof, for real estate tax purposes by reason of this Mortgage or the Debt. In the event such claim, credit or deduction shall be required by law, Mortgagee shall have the option, by written notice of not less than ninety (90) days, to declare the Debt immediately due and payable.

      16. Documentary Stamps. If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note or this Mortgage, or impose any other tax or charge on the same, Mortgagor will pay for the same, with interest and penalties thereon, if any.

      17. Controlling Agreement. It is expressly stipulated and agreed to be the intent of Mortgagor and Mortgagee at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Mortgagee to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this Section shall control every other covenant and agreement in this Mortgage and the other Loan Documents. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Debt, or if Mortgagee's exercise of the option to accelerate the maturity of the Note, or if any prepayment by Mortgagor results in Mortgagor having paid any interest in excess of that permitted by applicable law, then it is Mortgagor's and Mortgagee's express intent that all excess amounts theretofore collected by Mortgagee shall be credited on the principal balance of the Note and all other Debt (or, if the Note and all other Debt have been or would thereby be paid in full, refunded to Mortgagor), and the provisions of the Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Mortgagee for the use, forbearance, or detention of the Debt shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Debt until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum rate permitted under applicable law from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Mortgagee to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

      18.   Books and Records.

      (a) Mortgagor will keep accurate books and records in accordance with sound accounting principles in which full, true and correct entries shall be promptly made with respect to the Mortgaged Property and the operation thereof (including, without limitation, the Assisted Living Facility), and will permit all such books and records (including without limitation all contracts, statements, invoices, bills and claims for labor, materials and services supplied for the construction, repair or operation of the Improvements) to be inspected or audited and copies made by Mortgagee and its representatives during normal business hours and at any other reasonable times. Mortgagor represents that its chief executive office is as set forth in the introductory paragraph of this Mortgage and that all books and records pertaining to the Mortgaged Property (including, without limitation, the Assisted Living Facility) are maintained at such location.

     (b) Mortgagor will furnish, or cause to be furnished, to Mortgagee on or before forty-five (45) days after March 31, June 30, September 30 and December 31 of each calendar year the following items, each certified by Mortgagor as being true and correct:

          (i) a written statement (rent roll) dated as of the last day of each such calendar quarter identifying each of the Leases by the terms, space occupied, rental required to be paid, security deposit paid, any rental concessions, and identifying any defaults or payments delinquencies thereunder, a report of occupancy for the subject quarter including an average daily rate, and any and all franchise inspection reports received by Mortgagor during the subject quarter;

          (ii) monthly and year to date operating statements prepared for each calendar month during each such reporting period;

          (iii) a property balance sheet for each such reporting period;

          (iv) a comparison of the budgeted income and expenses and the actual income and expenses for each reporting period and year to date, together with a detailed explanation of any variances between budgeted and actual amounts that are greater than (A) $2,000.00, and (B) five percent (5%) or more for each line item therein;

           (v) quarterly census information of the Assisted Living Facility as of the end of such quarter in sufficient detail to show by patient-mix (i.e., private, Medicare, Medicaid [if applicable], and V.A.), the average monthly census of the Assisted Living Facility and statements of occupancy rates, certified by the chief financial officer of Mortgagor;

          (vi) within forty-five (45) days of the end of each fiscal year quarter, an aged accounts receivable report from the Assisted Living Facility in sufficient detail to show amounts due from each class of patient-mix by the account age classifications of thirty (30)days, sixty (60) days, ninety (90) days, one hundred twenty ( 120) days, and over one hundred twenty (120) days, certified by the chief financial officer of Mortgagor (or of its sole member) to be true and correct;

     (c) Within ninety (90) days following the end of each calendar year, Mortgagor shall furnish a statement of the financial affairs and condition of the Mortgaged Property (including, without limitation, the Assisted Living Facility), including a statement of profit and loss for the same in such detail as Mortgagee may request, and setting forth the financial condition and the income and expenses for the Mortgaged Property (including, without limitation, the Assisted Living Facility), for the immediately preceding calendar year certified by the chief financial officer of Mortgagor (or of its sole member) to be true and correct. Mortgagor shall deliver to Mortgagee copies of all income tax returns, requests for extension and other similar items contemporaneously with its delivery of same to the Internal Revenue Service (or if Mortgagor has elected to be a "disregarded entity" for purposes of federal income tax, then Mortgagor shall furnish evidence of such election together with copies of the foregoing returns, requests and other items submitted by the party responsible for reporting or filing same with respect to Mortgagor). In addition, on or before November 30 of each calendar year, Mortgagor shall deliver to Mortgagee an itemized operating budget and capital expenditure budget of the Mortgaged Property (including, without limitation, the Assisted Living Facility), and a management plan for the Mortgaged Property (including, without limitation, the Assisted Living Facility), for the next succeeding calendar year in such detail as Mortgagee may request.

      (d) In addition, Mortgagor shall furnish, or cause to be furnished, to Mortgagee the following items:

           (i) within three (3) days of the receipt by Mortgagor or the Assisted Living Facility, any and all notices (regardless of form) from any licensing and/or certifying agency that the Assisted Living Facility's license or the Medicare or Medicaid certification of the Assisted Living Facility is being downgraded to a substandard category, revoked, or suspended, or that action is pending or being considered to downgrade to a substandard category, revoke, or suspend the Assisted Living Facility's license or certification;

           (ii) within ten (10) days of the date of the required filing of cost reports of the Assisted Living Facility with the Medicaid agency or the date of actual filing of such cost report of the Assisted Living Facility with such agency, whichever is earlier, furnish to Mortgagee a complete and accurate copy of the annual Medicaid cost report of the Assisted Living Facility, which will be prepared by an independent certified public accountant or by an experienced cost report preparer acceptable to Mortgagee, and promptly furnish Mortgagee any amendments filed with respect to such reports and all responses, audit reports or inquiries with respect to such reports; and

           (iii) within five (5) days of receipt, a copy of any Medicare, Medicaid or other licensing agency survey or report and any statement of deficiencies, and within the time period required by the particular agency for furnishing a plan of correction also furnish or cause to be furnished to Mortgagee a copy of the plan of correction generated from such survey or report for the Assisted Living Facility, and correct or cause to be corrected any deficiency, the curing of which is a condition of continued licensure or for full participation in Medicare and Medicaid for existing patients or for new patients to be admitted with Medicare or Medicaid coverage, by the date required for cure by such agency (plus extensions granted by such agency).

      (e) At any time and from time to time Mortgagor shall deliver to Mortgagee or its agents such other financial data as Mortgagor prepares for its own use and which Mortgagee or its agents shall request with respect to the ownership, maintenance, use and operation of the Mortgaged Property (including, without limitation, the Assisted Living Facility). Furthermore, in order to satisfy the guidelines, requirements or directives of any national rating agency for Certificates, Mortgagee may require that all balance sheets and operating statements be audited, at Mortgagor's expense, by independent certified public accountants of recognized standing, selected by Mortgagor and approved by Mortgagee (which balance sheets and operating statements shall be without qualification or exception other than those approved by Mortgagee).

       (f) Mortgagor will permit representatives appointed by Mortgagee, including independent accountants, agents, attorneys, appraisers and any other persons, to visit and inspect during its normal business hours and at any other reasonable times any of the Mortgaged Property and to make photographs thereof, and to write down and record any information such representatives obtain, and shall permit Mortgagee or its representatives to investigate and verify the accuracy of the information furnished to Mortgagee under or in connection with this Mortgage or any of the other Loan Documents and to discuss all such matters with its officers, employees and representatives. Mortgagor will furnish to Mortgagee at Mortgagor's expense all evidence which Mortgagee may from time to time reasonably request as to the accuracy and validity of or compliance with all representations and warranties made by Mortgagor in the Loan Documents and satisfaction of all conditions contained therein. Any inspection or audit of the Mortgaged Property or the books and records of Mortgagor, or the procuring of documents and financial and other information, by or on behalf of Mortgagee, shall be for Mortgagee's protection only, and shall not constitute any assumption of responsibility or liability by Mortgagee to Mortgagor or anyone else with regard to the condition, construction, maintenance or operation of the Mortgaged Property, nor Mortgagee's approval of any certification given to Mortgagee nor relieve Mortgagor of any of Mortgagor's obligations.

      19. Performance of Other Agreements. Mortgagor shall observe and perform each and every term to be observed or performed by Mortgagor pursuant to the terms of any agreement or recorded instrument affecting or pertaining to the Mortgaged Property.

      20. Further Acts, etc. (a) Mortgagor will, at the cost of Mortgagor, and without expense to Mortgagee, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, Uniform Commercial Code financing statements or continuation statements, transfers and assurances as Mortgagee shall, from time to time, require, for the better assuring, conveying, assigning, transferring, and confirming unto Mortgagee the property and rights hereby mortgaged, given, granted, bargained, sold, alienated, enfeoffed, conveyed, confirmed, pledged, assigned and hypothecated or intended now or hereafter so to be, or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage or for filing, registering or recording this Mortgage. Mortgagor, on demand, will execute and deliver and hereby authorizes Mortgagee to execute in the name of Mortgagor or without the signature of Mortgagor to the extent Mortgagee may lawfully do so, one or more financing statements, chattel mortgages or other instruments, to evidence more effectively the security interest of Mortgagee in the Mortgaged Property. Mortgagor grants to Mortgagee an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Mortgagee at law and in equity, including without limitation such rights and remedies available to Mortgagee pursuant to this subsection.


    (b) Mortgagee (and its mortgage servicer and their respective assigns) shall have the right to disclose in confidence such financial information regarding Mortgagor, Guarantor or the Mortgaged Property as may be necessary to (i) complete any sale or attempted sale of the Note or participations in the Loan (or any transfer of the mortgage servicing thereof), (ii) to service the Note, or (iii) to furnish information concerning the payment status of the Note to the holder or beneficial owner thereof, including, without limitation, all Loan Documents, financial statements, projections, internal memoranda, audits, reports, payment history, appraisals and any and all other information and documentation in the Mortgagee's files (and such servicer's files) relating to Mortgagor, any Guarantor and the Mortgaged Property. This authorization shall be irrevocable in favor of

Mortgagee (and its mortgage servicer and their respective assigns), and Mortgagor and Guarantor waive any claims that they may have against Mortgagee, its mortgage servicer and their respective assigns or the party receiving information from Mortgagee pursuant hereto regarding disclosure of information in such files and further waive any alleged damages which they may suffer as a result of such disclosure.

     (c) Mortgagor acknowledges that Mortgagee intends -to sell the Loan (or a participation interest therein) to a party who may pool the Loan with a number of other loans and to have the holder of such loans (most likely a special purpose REMIC) issue one or more classes of Mortgage Backed Pass-Through Certificates (the "Certificates"), which may be rated by one or more national rating agencies. Mortgagee (and its mortgage servicer and their respective assigns) shall be permitted to share any of the information referred to in subsection (b) above, whether obtained before or after the date of the Note, with the holders or potential holders of the Certificates, investment banking firms, rating agencies, accounting firms, custodians, successor mortgage services, law firms and other third-party advisory firms involved with the Loan evidenced by the Note and the Loan Documents or the Certificates. It is understood that the information provided by Mortgagor to Mortgagee (or its mortgage servicer and their respective assigns) or otherwise received by Mortgagee (or its mortgage servicer and their respective assigns) in connection with the Loan may ultimately be incorporated into the offering documents for the Certificates and thus various prospective investors may also see some or all of the information. Mortgagee (and its mortgage servicer and their respective assigns) and all of the aforesaid third-party advisors and professional firms shall be entitled to rely on the information supplied by, or on behalf of, Mortgagor.

     21. Recording of Mortgage, etc. Upon the execution and delivery of this Mortgage and thereafter, from time to time, Mortgagor will cause this Mortgage, and any security instrument creating a lien or security interest or evidencing the lien hereof upon the Mortgaged Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect the lien or security interest hereof upon, and the interest of Mortgagee in, the Mortgaged Property. Mortgagor will pay all filing, registration or recording fees, and all expenses incident to the preparation, execution and acknowledgment of this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Mortgaged Property and any instrument of further assurance, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Mortgaged Property or any instrument of further assurance, except where prohibited by law so to do. Mortgagor shall hold harmless and indemnify Mortgagee, its successors and assigns, against any liability incurred by reason of the imposition of any tax on the making and recording of this Mortgage.

     22. Reporting Requirements. Mortgagor agrees to give prompt notice to Mortgagee of the insolvency or bankruptcy filing of Mortgagor or the death, insolvency or bankruptcy of any Guarantor.

     23. Events of Default. The term "Event of Default" as used herein shall mean the occurrence or happening, at any time and from time to time, of any one or more of the following:

            (a)   if any portion of the Debt is not paid when the same is due;

            (b) if the Policies are not kept in full force and effect, or if the Policies are not delivered to Mortgagee upon request;

            (c) if Mortgagor fails to timely provide any monthly, quarterly or annual financial or accounting report required hereunder;

            (d) if Mortgagor sells, conveys, alienates, mortgages, encumbers, pledges or otherwise transfers any portion of the Mortgaged Property or permits the Mortgaged Property or any part thereof to be sold, conveyed, alienated, mortgaged, encumbered, levied, pledged or otherwise transferred without Mortgagee's prior written consent in violation hereof;

            (e) if any representation or warranty of Mortgagor, or of any Guarantor, made herein, in any Loan Document, any guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Mortgagee shall have been false or misleading in any material respect when made;

            (f) if Mortgagor or any Guarantor shall make an assignment for the benefit of creditors or if Mortgagor or any Guarantor shall admit in writing its inability to pay, or Mortgagor's or any Guarantor's failure to pay, debts generally as the debts become due;

           (g) if a receiver, liquidator or trustee of Mortgagor or of any Guarantor shall be appointed or if Mortgagor or any Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Mortgagor or any Guarantor or if Mortgagor or any Guarantor shall admit in writing its insolvency or bankruptcy or if any proceeding for the dissolution or liquidation of Mortgagor or of any Guarantor shall be instituted; however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Mortgagor or such Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days;

           (h) subject to Mortgagor's right to contest as provided herein, if the Mortgaged Property becomes subject to any mechanic's, materialman's, mortgage or other lien except a lien for local real estate taxes and assessments not then due and payable;

         (i) if Mortgagor fails to cure promptly and properly any violations of laws or ordinances affecting or which may be interpreted to affect the Mortgaged Property;

         (j) except as permitted in this Mortgage, the actual or threatened alteration, improvement, demolition or removal of any of the Improvements without the prior written consent of Mortgagee;

        (k) damage to the Mortgaged Property in any manner which is not covered by insurance solely as a result of Mortgagor's failure to maintain insurance required in accordance with this Mortgage;

       (l) if Mortgagor shall default under any term, covenant, or condition of this Mortgage or any of the other Loan Documents other than as specified in any of the above subsections in this Section 23;

       (m)   [intentionally deleted];

       (n) if all or a substantial part of Mortgagor's assets (other than the Mortgaged Property) is attached, seized, subjected to a writ or distress warrant or is levied upon (unless such attachment, seizure, writ, distress warrant or levy is vacated within ninety [90] days following the date of the same);

       (o) entry of a judgment in excess of $100,000.00 and the failure of such judgment to be discharged or stay of execution thereon shall not be procured within ninety (90) days from the date of the entry thereof;

       (p) the Mortgage shall cease to constitute a first-priority lien on the Mortgaged Property (other than in accordance with its terms);

       (q) seizure or forfeiture of the Mortgaged Property, or any portion thereof, or Mortgagor's interest therein, resulting from criminal wrongdoing or other unlawful action of Mortgagor, its affliates or any tenant in the Mortgaged Property under any federal, state or local law; and

      (r) if without Mortgagee's prior written consent, (i) the Manager under the Management Agreement (or any successor management agreement) resigns or is removed, or (ii) there is any material change in the Management Agreement (or any successor management agreement) for the operation of the Assisted Living Facility;

     (s) if a default has occurred and continues beyond any applicable cure period under the Management Agreement (or any successor management agreement) if such default permits Manager to terminate or cancel the Management Agreement (or any successor management agreement);

     (t) if Mortgagor shall fail to correct, within the time deadlines set by any licensing agency, any deficiency that justifies a termination of any License with respect to the Facility;

      (u) if Mortgagor ceases to do business as a Assisted Living Facility or terminates such business for any reason whatsoever (other than temporary cessation in connection with any renovations to the Mortgaged Property);

     (v) if Mortgagor shall fail to correct, within the time deadlines set by any Medicare, Medicaid or licensing agency (if applicable), any deficiency that justifies either of the following actions by such agency with respect to the Assisted Living Facility:

           (i) a termination of any License, Mortgagor's Medicare contract (if applicable) or the Medicaid contract (if applicable); or

          (ii) a ban on new admissions generally or on admission of patients otherwise qualifying for Medicare or Medicaid coverage (if applicable);

     (w) if Mortgagor shall fail to maintain in full force and effect each and every License with respect to the Assisted Living Facility or if Mortgagor the Assisted Living Facility should be assessed fines or penalties in excess of $50,000.00 in the aggregate in any calendar year by any state or any Medicare or Medicaid, health, reimbursement or licensing agency having jurisdiction over Mortgagor or the Assisted Living Facility; and

     (x) if Mortgagor shall fail to perform the terms and provisions of the Payment and Performance Guaranty.

     24. Notice and Cure. Notwithstanding the foregoing, Mortgagee agrees to give to Mortgagor written notice as described below of(a) Mortgagor's failure to pay any part of the Debt when due (a "Monetary Default"), (b) a default referred to in subsection 23(p) above (a "First Lien Default"), and (c) a default referred to in subsections 23(c), (I) or (l) above (a "Nonmonetary Default"). Mortgagor shall have a period often (10) days from the giving of notice in which to cure a Monetary Default, shall have a period of twenty (20) days from the giving of notice to cure a First Lien Default and shall have a period of twenty
(20) days from the giving of notice in which to cure a Nonmonetary Default unless such Nonmonetary Default is not susceptible to cure within such twenty
(20) day period, in which case Mortgagor shall commence to cure such Nonmonetary Default within twenty (20) days following notice and diligently prosecute such cure to completion; provided, however, that Mortgagor will provide Mortgagee with such information as Mortgagee may reasonably request concerning the status of any attempted cure of any such Nonmonetary Default and the cure of any such Nonmonetary Default must be completed to the satisfaction of Mortgagee within sixty (60) days of notice in any case. Notwithstanding the foregoing, Mortgagee may, but shall not be required, to give notice of a Monetary Default or a recurrence of the same Nonmonetary Default more frequently than two (2) times in any calendar year. A Monetary Default and/or a First Lien Default and/or a Nonmonetary Default shall nevertheless be an Event of Default for all purposes under the Loan Documents (including, without limitation, Mortgagee's right to collect Default Interest and any other administrative charge set forth in the
Note) except that the acceleration of the Debt or other exercise of remedies shall not be prior to the expiration of the applicable cure and/or grace periods provided in Section 23 or in this Section.

     25. Remedies. Upon the occurrence of an Event of Default and subject to any applicable cure period, Mortgagee may, at Mortgagee's option, do any one or more of the following:

     (a) Right to Perform Mortgagor's Covenants. If Mortgagor has failed to keep or perform any covenant whatsoever contained in this Mortgage or the other Loan Documents, Mortgagee may, but shall not be obligated to any person to do so, perform or attempt to perform said covenant; and any payment made or expense incurred in the performance or attempted performance of any such covenant, together with any sum expended by Mortgagee that is chargeable to Mortgagor or subject to reimbursement by Mortgagor under the Loan Documents, shall be and become a part of the Debt, and Mortgagor promises, upon demand, to pay to Mortgagee, at the place where the Note is payable, all sums so incurred, paid or expended by Mortgagee, with interest from the date when paid, incurred or expended by Mortgagee at the Default Rate as specified in the Note.

     (b) Right of Entry. Mortgagee may, prior or subsequent to the institution of any foreclosure proceedings, enter upon the Mortgaged Property, or any part thereof, and take exclusive possession of the Mortgaged Property and of all books, records, and accounts relating thereto and to exercise without interference from Mortgagor any and all rights which Mortgagor has with respect to the management, possession, operation, protection, or reservation of the Mortgaged Property, including without limitation the right to rent the same for the account of Mortgagor and to deduct from such Rents all costs, expenses, and liabilities of every character incurred by Mortgagee in collecting such Rents and in managing, operating, maintaining, protecting, or preserving the Mortgaged Property and to apply the remainder of such Rents to the Debt in such manner as Mortgagee may elect. All such costs, expenses, and liabilities incurred by Mortgagee in collecting such Rents and in managing, operating, maintaining, protecting, and/or preserving the Mortgaged Property, if not paid out of Rents as hereinabove provided, shall constitute a demand obligation owing by Mortgagor and shall bear interest from the date of expenditure until paid at the Default Rate as specified in the Note, all of which shall constitute a portion of the Debt. If necessary to obtain the possession provided for above, Mortgagee may invoke any and all legal remedies to dispossess Mortgagor, including specifically one or more actions for forcible entry and detainer, trespass to try title, and restitution. In connection with any action taken by Mortgagee pursuant to this subsection, Mortgagee shall not be liable for any loss sustained by Mortgagor resulting from any failure to let the Mortgaged Property, or any part thereof, or from any other act or omission of Mortgagee in managing the Mortgaged Property unless such loss is caused by the willful misconduct of Mortgagee, nor shall Mortgagee be obligated to perform or discharge any obligation, duty, or liability under any Lease or under or by reason hereof or the exercise of rights or remedies hereunder. Mortgagor shall and does hereby agree to indemnify Mortgagee for, and to hold Mortgagee harmless from, any and all liability, loss, or damage, which may or might be incurred by Mortgagee under any such Lease or under or by reason hereof or the exercise of rights or remedies hereunder, and from any and all claims and demands whatsoever which may be asserted against Mortgagee by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any such Lease (provided, however, such indemnification and hold harmless shall exclude matters that arise solely due to the gross negligence or willful miscooduct of Mortgagee). Should Mortgagee incur any such liability, the amount thereof, including without limitation costs, expenses, and reasonable attorneys' fees, together with interest thereon from the date of expenditure until paid at the Default Rate as specified in the Note, shall be secured hereby, and Mortgagor shall reimburse Mortgagee therefor immediately upon demand. Nothing in this subsection shall impose any duty, obligation, or responsibility upon Mortgagee for the control, care, management, leasing, or repair of the Mortgaged Property, nor for the carrying out of any of the terms and conditions of any such Lease; nor shall it operate to make Mortgagee responsible or liable for any waste committed on the Mortgaged Property by the tenants or by any other parties, or for any hazardous substances or environmental conditions on or under the Mortgaged Property, or for any dangerous or defective condition of the Mortgaged
Property or for any negligence in the management, leasing, upkeep, repair, or control of the Mortgaged Property resulting in loss or injury or death to any tenant, licensee, employee, or stranger. Mortgagor hereby assents to, ratifies, and confirms any and all actions of Mortgagee with respect to the Mortgaged Property taken under this subsection.

     (c) Right to Accelerate. Mortgagee may, without notice (except as provided in Section 24 above), demand, presentment, notice of nonpayment or nonperformance, protest, notice of protest, notice of intent to accelerate, notice of acceleration, or any other notice or any other action, all of which are hereby waived by Mortgagor and all other parties obligated in any manner whatsoever on the Debt, declare the entire unpaid balance of the Debt immediately due and payable; and upon such declaration, the entire unpaid balance of the Debt shall be immediately due and payable.

     (d) Foreclosure-Power of Sale. This Mortgage is upon the STATUTORY CONDITION, for breach of which, or following any other Event of Default, Mortgagee shall have the STATUTORY POWER OF SALE. Without limiting the generality of the foregoing, Mortgagee may institute a proceeding or proceedings, judicial, or nonjudicial, by advertisement or otherwise, for the complete or partial foreclosure of this Mortgage or the complete or partial sale of the Mortgaged Property under the power of sale contained herein or under any applicable provision of law. Mortgagee may sell the Mortgaged Property, and all estate, right, title, interest, claim and demand of Mortgagor therein, and all rights of redemption thereof, at one or more sales, as an entirety or in parcels, with such elements of real and/or personal property, and at such time and place and upon such terms as it may deem expedient, or as may be required by applicable law, and in the event of a sale, by foreclosure or otherwise, of less than all of the Mortgaged Property, this Mortgage shall continue as a lien and security interest on the remaining portion of the Mortgaged Property.

     (e) Rights Pertaining to Sales. Subject to the requirements of applicable law and except as otherwise provided herein, the following provisions shall apply to any sale or sales of all or any portion of the Mortgaged Property under or by virtue of subsection (d) above, whether made under the power of sale herein granted or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale:

          (i) Mortgagee may conduct any number of sales of all or any portion of the Mortgaged Property from time to time. The power of sale set forth above shall not be exhausted by any one or more such sales as to any part of the Mortgaged Property which shall not have been sold (and such power of sale may be exercised from time to time and as many times as Mortgagee may deem necessary until all of the Mortgaged Property has been duly sold and all obligations secured hereby have been fully paid), nor by any sale which is not completed or is defective in Mortgagee's opinion, until the Debt shall have been paid in full.

     (ii) Any sale may be postponed or adjourned by public announcement at the time and place appointed for such sale or for such postponed or adjourned sale without further notice.

     (iii) After each sale, upon receipt of the proceeds of said sale or sales, Mortgagee or an officer of any court empowered to do so shall execute and deliver to the purchaser or purchasers at such sale a good and sufficient instrument or instruments granting, conveying, assigning and transferring all right, title and interest of Mortgagor in and to the property and rights sold, Mortgagee shall apply the proceeds of said sale or sales as specified in the Note. Mortgagee is hereby appointed the true and lawful attorney-in-fact of Mortgagor, which appointment is irrevocable and shall be deemed to be coupled with an interest, in Mortgagor's name and stead, to make all necessary conveyances, assignments, transfers and deliveries of the property and rights so sold, Mortgagor hereby ratifying and confirming all that said attorney or such substitute or substitutes shall lawfully do by virtue thereof. Nevertheless, Mortgagor, if requested by Mortgagee, shall ratify and confirm any such sale or sales by executing and delivering to Mortgagee or such purchaser or purchasers all such instruments as may be advisable, in Mortgagee's judgment, for the purposes as may be designated in such request.

     (iv) Any and all statements of fact or other recitals made in any of the instruments referred to in subparagraph (iii) of this subsection (e) given by Mortgagee shall be taken as conclusive and binding against all persons as to evidence of the truth of the facts so stated and recited.

     (v) Any such sale or sales shall operate to divest all of the estate, right, title, interest, claim and demand whatsoever, whether at law or in equity, of Mortgagor in and to the properties and rights so sold, and shall be a perpetual bar both at law and in equity against Mortgagor and any and all persons claiming or who may claim the same, or any part thereof or any interest therein, by, through or under Mortgagor to the fullest extent permitted by applicable law.

     (vi) Upon any such sale or sales, Mortgagee may bid for and acquire the Mortgaged Property and, in lieu of paying cash therefor, may make settlement for the purchase price by crediting against the Debt the amount of the bid made therefor, after deducting therefrom the expenses of the sale, the cost of any enforcement proceedings hereunder, and any other sums which Mortgagee is authorized to deduct under the terms hereof and applicable law, to the extent necessary to satisfy such bid.

         (vii) Upon any such sale, it shall not be necessary for Mortgagee or any public officer acting under execution or order of court to have present or constructively in its possession any of the Mortgaged Property.

      (f) Mortgagee's Judicial Remedies. Mortgagee may proceed by suit or suits, at law or in equity, to enforce the payment of the Debt to foreclose the liens and security interests of this Mortgage as against all or any part of the Mortgaged Property, and to have all or any part of the Mortgaged Property sold under the judgment or decree of a court of competent jurisdiction. This remedy shall be cumulative of any other nonjudicial remedies available to Mortgagee under this Mortgage or the other Loan Documents. Proceeding with a request or receiving a judgment for legal relief shall not be or be deemed to be an election ofremedies or bar any available nonjudicial remedy of Mortgagee.

      (g) Mortgagee's Right to Appointment of Receiver. Mortgagee, as a matter of right and (i) without regard to the sufficiency of the security for repayment of the Debt, (ii) without notice to Mortgagor, (iii) without any showing of insolvency, fraud, or mismanagement on the part of Mortgagor, (iv) without the necessity of filing any judicial or other proceeding other than the proceeding for appointment of a receiver, and (v) without regard to the then value of the Mortgaged Property, shall be entitled to the immediate appointment of a receiver or receivers for the protection, possession, control, management and operation of the Mortgaged Property without notice and upon ex parte motion of Mortgagee (and Mortgagor hereby consents to such appointment and waives notice of any application therefor), including (without limitation), the power to collect the Rents, enforce this Mortgage and, in case of a sale and deficiency, during the full statutory period of redemption (if any), whether there be a redemption or not, as well as during any further times when Mortgagor, except for the intervention of such receiver, would be entitled to collection of such Rents. Mortgagor hereby irrevocably consents to the appointment of a receiver or receivers. Any receiver appointed pursuant to the provisions of this subsection shall have the usual powers and duties of receivers in such matters.

      (h) Mortgagee's Uniform Commercial Code Remedies. Mortgagee may exercise its rights of enforcement under the Uniform Commercial Code in effect in the state in which the Mortgaged Property is located.

      (i) Other Rights. Mortgagee (i) may surrender the Policies maintained pursuant to this Mortgage or any part thereof, and upon receipt shall apply the unearned premiums as a credit on the Debt, and, in connection therewith, Mortgagor hereby appoints Mortgagee as agent and attorney-in-fact (which is coupled with an interest and is therefore irrevocable) for Mortgagor to collect such premiums; and (ii) may apply the Tax and Insurance Escrow Fund and/or the Replacement Escrow Fund and any other funds held by Mortgagee toward payment of the Debt; and (iii) shall have and may exercise any and all other rights and remedies which Mortgagee may have at law or in equity, or by virtue of any of the Loan Documents, or otherwise.

      (j) Discontinuance of Remedies. In case Mortgagee shall have proceeded to invoke any right, remedy, or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon the same for any reason, Mortgagee shall have the unqualified right so to do and, in such event, Mortgagor and Mortgagee shall be restored to their former positions with respect to the Debt, the Loan Documents, the Mortgaged Property or otherwise, and the rights, remedies, recourses and powers of Mortgagee shall continue as if same had never been invoked.

     (k) Remedies Cumulative. All rights, remedies, and recourses of Mortgagee granted in the Note, this Mortgage and the other Loan Documents, any other pledge of collateral, or otherwise available at law or equity: (i) shall be cumulative and concurrent; (ii) may be pursued separately, successively, or concurrently against Mortgagor, the Mortgaged Property, or any one or more of them, at the sole discretion of Mortgagee; (iii) may be exercised as often as occasion therefor shall arise, it being agreed by Mortgagor that the exercise or failure to exercise any of the same shall in no event be construed as a waiver or release thereof or of any other right, remedy, or recourse; (iv) shall be nonexclusive; (v) shall not be conditioned upon Mortgagee exercising or pursuing any remedy in relation to the Mortgaged Property prior to Mortgagee bringing suit to recover the Debt; and (vi) in the event Mortgagee elects to bring suit on the Debt and obtains a judgment against Mortgagor prior to exercising any remedies in relation to the Mortgaged Property, all liens and security interests, including the lien of this Mortgage, shall remain in full force and effect and may be exercised thereafter at Mortgagee's option.

     (l) Election of Remedies. Mortgagee may release, regardless of consideration, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating, or releasing the lien or security interests evidenced by this Mortgage or the other Loan Documents or affecting the obligations of Mortgagor or any other party to pay the Debt. For payment of the Debt, Mortgagee may resort to any collateral securing the payment of the Debt in such order and manner as Mortgagee may elect. No collateral taken by Mortgagee shall in any manner impair or affect the lien or security interests given pursuant to the Loan Documents, and all collateral shall be taken, considered, and held as cumulative.

     (m) Waivers. Mortgagor hereby irrevocably and unconditionally waives and releases: (i) all benefits that might accrue to Mortgagor by virtue of any present or future law exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption, or extension of time for payment; (ii) all notices of any Event of Default except as expressly provided herein; and (iii) any right to a marshalling of assets, a sale in inverse order of alienation or any other right to direct in any manner, the order of sale of any of the Mortgaged Property.

     (n) Statute of Limitations. To the extent permitted by applicable law, Mortgagee's rights hereunder shall continue even to the extent that a suit for collection of the Debt, or part thereof, is barred by a statute of limitations. Mortgagor hereby expressly waives and releases to the fullest extent permitted by law, the pleading of any statute of limitations as a defense to payment of the Debt.

     (o) Waiver of Automatic or Supplemental Stay. In the event of the filing of any voluntary or involuntary petition under the Bankruptcy Code by or against Mortgagor (other than an involuntary petition filed by or joined in by Mortgagee), Mortgagor shall not assert, or request any other party to assert, that the automatic stay under Sec. 362 of the Bankruptcy Code shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Mortgagee to enforce any rights it has by virtue of this Mortgage, or any other rights that Mortgagee has, whether now or hereafter acquired, against any guarantor of the Debt. Further, Mortgagor shall not seek a supplemental stay or any other relief, whether injunctive or otherwise, pursuant to Sec. 105 of the Bankruptcy Code or any other provision therein to stay, interdict, condition, reduce or inhibit the ability of Mortgagee to enforce any rights it has by virtue of this Mortgage against any guarantor of the Debt. The waivers contained in this subsection shall be effective only to the extent such waivers are permitted under the Bankruptcy Code and are a material inducement to Mortgagee's willingness to enter into this Mortgage and Mortgagor acknowledges and agrees that no grounds exist for equitable relief which would bar, delay or impede the exercise by Mortgagee of Mortgagee's rights and remedies against Mortgagor or any guarantor of the Debt.

     (p) Bankruptcy Acknowledgment. In the event the Mortgaged Property or any portion thereof or any interest therein becomes property of any bankruptcy estate or subject to any state or federal insolvency proceeding, then to the extent permitted under the Bankruptcy Code, Mortgagee shall immediately become entitled, in addition to all other relief to which Mortgagee may be entitled under this Mortgage, to obtain (i) an order from the Bankruptcy Court or other appropriate court granting immediate relief from the automatic stay pursuant to Sec. 362 of the Bankruptcy Code so as to permit Mortgagee to pursue its rights and remedies against Mortgagor as provided under this Mortgage and all other rights and remedies of Mortgagee at law and in equity under applicable state law, and (ii) an order from the Bankruptcy Court prohibiting Mortgagor's use of all "cash collateral" as defined under Sec. 363 of the Bankruptcy Code. In connection with such Bankruptcy Court orders, Mortgagor shall not contend or allege in any pleading or petition filed in any court proceeding that Mortgagee does not have sufficient grounds for relief from the automatic stay. Any bankruptcy petition or other action taken by Mortgagor to stay, condition, or inhibit Mortgagee from exercising its remedies are hereby admitted by Mortgagor to be in bad faith and Mortgagor further admits that Mortgagee would have just cause for relief from the automatic stay in order to take such actions authorized under state law. The terms and provisions of this subsection shall be effective only to the extent permitted under the Bankruptcy Code.

     (q) Application of Proceeds. The proceeds from any sale, lease, or other disposition made pursuant to this Mortgage, or the proceeds from the surrender of any insurance policies pursuant hereto, or any Rents collected by Mortgagee from the Mortgaged Property, or the Tax and Insurance Escrow Fund or the Replacement Escrow Fund or sums received pursuant to Section 7 hereof, or proceeds from insurance which Mortgagee elects to apply to the Debt pursuant to
Section 3 hereof, shall be applied by Trustee, or by Mortgagee, as the case may be, to the Debt in the following order and priority: (1) to the payment of all expenses of advertising, selling, and conveying the Mortgaged Property or part thereof, and/or prosecuting or otherwise collecting Rents, proceeds, premiums or other sums including reasonable attorneys' fees and a reasonable fee or commission to Trustee, not to exceed five percent (5%) of the proceeds thereof or sums so received; (2) to that portion, if any, of the Debt with respect to which no person or entity has personal or entity liability for payment (the "Exculpated Portion"), and with respect to the Exculpated Portion as follows: first, to accrued but unpaid interest, second, to matured principal, and third, to unmatured principal in inverse order of maturity; (3) to the remainder of the Debt as follows: first, to the remaining accrued but unpaid interest, second, to the matured portion of principal of the Debt, and third, to prepayment of the unmatured portion, if any, of principal of the Debt applied to installments of principal in inverse order of maturity; (4) the balance, if any or to the extent applicable, remaining after the full and final payment of the Debt to the holder or beneficiary of any inferior liens covering the Mortgaged Property, if any, in order of the priority of such inferior liens (Trustee and Mortgagee shall hereby be entitled to rely exclusively on a commitment for title insurance issued to determine such priority); and (5) the cash balance, if any, to Mortgagor. The application of proceeds of sale or other proceeds as otherwise provided herein shall be deemed to be a payment of the Debt like any other payment. The balance of the Debt remaining unpaid, if any, shall remain fully due and owing in accordance with the terms of the Note and the other Loan Documents.

     26. Right of Inspection. Mortgagee and its agents shall have the right to enter and inspect the Mortgaged Property during normal business hours upon reasonable notice.

     27. Security Agreement. This Mortgage is both a real property mortgage or deed of trust and a "security agreement" within the meaning of the Uniform Commercial Code. The Mortgaged Property includes both real and personal property and all other rights and interests, whether tangible or intangible in nature, of Mortgagor in the Mortgaged Property. Mortgagor by executing and delivering this Mortgage has granted and hereby grants to Mortgagee, as security for the Debt, a security interest in the Mortgaged Property to the full extent that the Mortgaged Property may be subject to the Uniform Commercial Code (said portion of the Mortgaged Property so subject to the Uniform Commercial Code being called in this section the "Collateral"). Mortgagor hereby agrees with Mortgagee to execute and deliver to Mortgagee, in form and substance satisfactory to Mortgagee, such financing statements and such further assurances as Mortgagee may from time to time, reasonably consider necessary to create, perfect, and preserve Mortgagee's security interest herein granted. This Mortgage shall also constitute a "fixture filing" for the purposes of the Uniform Commercial Code. All or part of the Mortgaged Property are or are to become fixtures on the Premises. Information concerning the security interest herein granted may be obtained from the parties at the addresses of the parties set forth in the first paragraph of this Mortgage. If an Event of Default shall occur, Mortgagee, in addition to any other rights and remedies which it may have, shall have and may exercise immediately and without demand, any and all rights and remedies granted to a secured party upon default under the Uniform Commercial Code, including, without limitation, the right to take possession of the Collateral or any part thereof, and to take such other measures as Mortgagee may deem necessary for the care, protection and preservation of the Collateral. Upon request or demand of Mortgagee, Mortgagor shall at its expense assemble the Collateral and make it available to Mortgagee at a convenient place acceptable to Mortgagee. Mortgagor shall pay to Mortgagee on demand any and all expenses, including legal expenses and attorneys' fees, incurred or paid by Mortgagee in protecting the interest in the Collateral and in enforcing the rights hereunder with respect to the Collateral. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Collateral sent to Mortgagor in accordance with the provisions hereof at least ten (10) days prior to such action, shall constitute commercially reasonable notice to Mortgagor. The proceeds of any disposition of the Collateral, or any part thereof, may be applied by Mortgagee to the payment of the Debt in such priority and proportions as Mortgagee in its discretion shall deem proper. Mortgagor's principal place of business shall at all times that the Debt is outstanding be as set forth in the first paragraph of this Mortgage. In the event of any change in name, identity or structure of any Mortgagor, such Mortgagor shall notify Mortgagee thereof and promptly after request shall execute, file and record such Uniform Commercial Code forms as are necessary to maintain the priority of Mortgagee's lien upon and security interest in the Collateral, and shall pay all expenses and fees in connection with the filing and recording thereof. If Mortgagee shall require the filing or recording of additional Uniform Commercial Code forms or continuation statements, Mortgagor shall, promptly after request, execute, file and record such Uniform Commercial Code forms or continuation statements as Mortgagee shall deem necessary, and shall pay all expenses and fees in connection with the filing and recording thereof, it being understood and agreed, however, that no such additional documents shall increase Mortgagor's obligations under the Note, this Mortgage and the other Loan Documents. Mortgagor hereby irrevocably appoints Mortgagee as its attorney-in-fact, coupled with an interest, to file with the appropriate public office on its behalf any financing or other statements signed only by Mortgagee, as Mortgagor's attorney-in-fact, in connection with the Collateral covered by this Mortgage. Notwithstanding the foregoing, Mortgagor shall appear and defend in any action or proceeding which affects or purports to affect the Mortgaged Property and any interest or right therein, whether such proceeding affects title or any other rights in the Mortgaged Property (and in conjunction therewith, Mortgagor shall fully cooperate with Mortgagee in the event Mortgagee is a party to such action or proceeding).

     28. Actions and Proceedings. Mortgagee has the right to appear in and defend any action or proceeding brought with respect to the Mortgaged Property and to bring any action or proceeding, in the name and on behalf of Mortgagor, which Mortgagee, in its discretion, decides should be brought to protect their respective interests in the Mortgaged Property. Mortgagee shall, at its option, be subrogated to the lien of any mortgage or other security instrument discharged in whole or in part by the Debt, and any such subrogation rights shall constitute additional security for the payment of the Debt.

     29. Waiver of Set off and Counterclaim. All amounts due under this Mortgage, the Note and the other Loan Documents shall be payable without setoff, counterclaim or any deduction whatsoever. Mortgagor hereby waives the right to assert a setoff, counterclaim or deduction in any action or proceeding in which Mortgagee is a participant, or arising out of or in any way connected with this Mortgage, the Note, any of the other Loan Documents, or the Debt. No right of rescission, setoff, abatement, diminution, counterclaim, or defense has been or will be asserted with respect to the Loan Documents.

     30. Contest of Certain Claims. Notwithstanding the provisions of Section 4 and subsection 23(h) hereof, Mortgagor shall not be in default for failure to pay or discharge Taxes, Other Charges or mechanic's or materialman's lien asserted against the Mortgaged Property if, and so long as, (a) Mortgagor shall have notified Mortgagee of same within five (5) days of obtaining knowledge thereof; (b) Mortgagor shall diligently and in good faith contest the same by appropriate legal proceedings which shall operate to prevent the enforcement or collection of the same and the sale of the Mortgaged Property or any part thereof, to satisfy the same; (c) Mortgagor shall have furnished to Mortgagee a cash deposit, or an indemnity bond satisfactory to Mortgagee with a surety satisfactory to Mortgagee, in the amount of the Taxes, Other Charges or mechanic's or materialman's lien claim, plus a reasonable additional sum to pay all costs, interest and penalties that may be imposed or incurred in connection therewith, to assure payment of the matters under contest and to prevent any sale or forfeiture of the Mortgaged Property or any part thereof; (d) Mortgagor shall promptly upon final determination thereof pay the amount of any such Taxes, Other Charges or claims so determined, together with all costs, interest and penalties which may be payable in connection therewith; (e) the failure to pay the Taxes, Other Charges, or mechanic's or materialman's lien claim does not constitute a default under any other deed of trust, mortgage or security interest covering or affecting any part of the Mortgaged Property; and (f) notwithstanding the foregoing, Mortgagor shall immediately upon request of Mortgagee pay (and if Mortgagor shall fail so to do, Mortgagee may, but shall not be required to, pay or cause to be discharged or bonded against) any such Taxes, Other Charges or claim notwithstanding such contest, if in the opinion of Mortgagee, the Mortgaged Property or any part thereof or interest therein may be in danger of being sold, forfeited, foreclosed, terminated, canceled or lost. Mortgagee may pay over any such cash deposit or part thereof to the claimant entitled thereto at any time when, in the judgment of Mortgagee, the entitlement of such claimant is established. In addition, notwithstanding the provisions of subsections 23(i),
(v) or (w) hereof, Mortgagor shall not be in default for contesting any alleged violation of applicable laws, ordinances, rules or regulations if, and so long as, (a) Mortgagor shall have notified Mortgagee of same within five (5) days of obtaining knowledge thereof; (b) Mortgagor shall diligently and in good faith contest the same by appropriate legal proceedings which shall operate to prevent the enforcement of the same or the termination of any License or the ban on new admissions; and (c) notwithstanding the foregoing, Mortgagor shall immediately upon request of Mortgagee comply with (and if Mortgagor shall fail so to do, Mortgagee may, but shall not be required to, cause the compliance therewith) any such law, ordinance, rule or regulation notwithstanding such contest, if in the opinion of Mortgagee, such violation shall materially effect the operation of the Mortgaged Property (or the value of same).

     31. Recovery of Sums Required to Be Paid. Mortgagee shall have the right from time to time to take action to recover any sum or sums which constitute a part of the Debt as the same become due, without regard to whether or not the balance of the Debt shall be due, and without prejudice to the right of Mortgagee thereafter to bring an action of foreclosure, or any other action, for a default or defaults by Mortgagor existing at the time such earlier action was commenced.

     32. Handicapped Access. (a) Mortgagor agrees that the Mortgaged Property shall at all times strictly comply to the extent applicable with the requirements of the Americans with Disabilities Act of 1990; the Fair Housing Amendments Act of 1988, all state and local laws and ordinances related to handicapped access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities (collectively "Access Laws").

     (b) Notwithstanding any provisions set forth herein or in any other document regarding Mortgagee's approval of alterations of the Mortgaged Property, Mortgagor shall not alter the

Mortgaged Property in any manner which would increase Mortgagor's responsibilities for compliance with the applicable Access and Senior Housing Laws without the prior written approval of Mortgagee. The foregoing shall also apply to tenant improvements constructed by Mortgagor or by any of its tenants. Mortgagee may condition any such approval upon receipt of a certificate from an architect, engineer, or other person acceptable to Mortgagee of compliance with Access and Senior Housing Laws.

     (c) Mortgagor agrees to give prompt notice to Mortgagee of the receipt by Mortgagor of any complaints related to violation of any Access and Senior Housing Laws and of the commencement of any proceedings or investigations which relate to compliance with applicable Access and Senior Housing Laws.

     33. Indemnification. In addition to any other indemnifications provided in any of the Loan Documents, Mortgagor shall protect, defend, indemnify and save harmless Mortgagee, its subsidiaries, affiliates, persons controlling or under common control with Mortgagee, their agents, officers, directors, shareholders, employees, servants, consultants, representatives and their respective successors and assigns (collectively, the "Indemnifed Parties"), from and against all liabilities, obligations, claims, demands, damages, penalties, causes of action, losses, fines; costs and expenses (including without limitation reasonable attorneys' fees and expenses), imposed upon or incurred by or asserted against any of the Indemnified Parties by reason of
(a) ownership of this Mortgage, the Mortgaged Property or any interest therein or receipt of any Rents; (b) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Mortgaged Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) any use, nonuse or condition in, on or about the Mortgaged Property or any part thereof or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (d) any failure on the part of Mortgagor to perform or comply with any of the terms of Sections 2 through 50 of this Mortgage; (e) performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof; (f) any violation of any law, regulation, order or industry standard based upon or in any way related to the licensing or conduct of the Assisted Living Facility, including, without limitation, the violation of any Medicare or Medicaid regulation; (g) any failure of the Mortgaged Property to comply with any Access Laws; (h) any representation or warranty made in the Note, this Mortgage or the other Loan Documents being false or misleading in any respect as of the date such representation or warranty was made; (i) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving the Mortgaged Property or any part thereof under any legal requirement or any liability asserted against Mortgagee with respect thereto; and (j) the claims of any lessee to any portion of the Mortgaged Property or any person acting through or under any lessee or otherwise arising under or as a consequence of any Lease (provided, however, such indemnification and hold harmless shall exclude matters that arise solely due to the gross negligence or willful misconduct of Mortgagee). Any amounts payable to any of the Indemnified Parties by reason of the application of this paragraph shall be secured by this Mortgage and shall become immediately due and payable and shall bear interest at the Default

Rate specified in the Note from the date loss or damage is sustained by any of the Indemnified Parties until paid. The obligations and liabilities of Mortgagor under this Section 33 (A) shall survive for a period of one (1) year following any release of this Mortgage executed by Mortgagee and satisfaction of the loan evidenced by the Loan Documents, and (B) shall survive the transfer or assignment of this Mortgage, the entry of a judgment of foreclosure, sale of the Mortgaged Property by nonjudicial foreclosure sale, or delivery of a deed in lieu of foreclosure (including, without limitation, any transfer by Mortgagor of any of its rights, title and interest in and to the Mortgaged Property to any party, whether or not affiliated with Mortgagor). Notwithstanding the preceding, Mortgagor shall have no obligation to indemnify the Indemnified Parties for liabilities, claims, damages, penalties, causes of action or costs and expenses relating to events or occurrences arising or accruing wholly after the entry of a judgment of foreclosure, sale of the Mortgaged Property by nonjudicial foreclosure, sale, or delivery of a deed in lieu of foreclosure.

     34.   [Intentionally deleted.)

     35. Notices. Unless oral notice is expressly permitted hereunder any notice, demand, statement, request or consent made hereunder shall be in writing and shall be deemed to be received by the addressee on the first (1st) business day after such notice is tendered to a nationally-recognized overnight delivery service or on the third (3rd) day following the day such notice is deposited with the United States postal service first class certified mail, return receipt requested, in either instance, addressed to the address, as set forth above, of the party to whom such notice is to be given, or to such other address as Mortgagor or Mortgagee, as the case may be, shall in like manner designate in writing.

     36. Authority. (a) Mortgagor (and the undersigned representative of Mortgagor, if any)has full power, authority and right to execute, deliver and perform its obligations pursuant to this Mortgage, and to mortgage, give, grant, bargain, sell, alien, enfeoff, convey, confirm, warrant, pledge, hypothecate and assign the Mortgaged Property pursuant to the terms hereof and to keep and observe all of the terms of this Mortgage on Mortgagor's part to be performed;
(b) Mortgagor is duly organized, validly existing and in good standing under the laws of the state of its organization or incorporation; (c) Mortgagor is duly qualified to transact business and is in good standing in the state where the Mortgaged Property is located and has all necessary approvals, governmental and otherwise, and full power and authority to own the Mortgaged Property and carry out its business as now conducted and proposed to be conducted; and (d) Mortgagor represents and warrants that Mortgagor is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended and the related Treasury Department regulations.

     37. Waiver of Notice. Mortgagor shall not be entitled to any notices of any nature whatsoever from Mortgagee except with respect to matters for which this Mortgage specifically and expressly provides for the giving of notice by Mortgagee to Mortgagor and except with respect to matters for which Mortgagee is required by applicable law to give notice, and Mortgagor hereby expressly waives the right to receive any notice from Mortgagee with respect to any matter for which this Mortgage does not specifically and expressly provide for the giving of notice by Mortgagee to Mortgagor.

      38. Remedies of Mortgagor. In the event that a claim or adjudication is made that Mortgagee has acted unreasonably or unreasonably delayed acting in any case where by law or under the Note, this Mortgage or the other Loan Documents, it has an obligation to act reasonably or promptly, Mortgagee shall not be liable for any monetary damages, and Mortgagor's remedies shall be limited to injunctive relief or declaratory judgment.

      39. Sole Discretion of Mortgagee. Wherever pursuant to this Mortgage, Mortgagee exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Mortgagee, the decision of Mortgagee to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory shall be in the sole discretion of Mortgagee and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.

      40. Non-Waiver. The failure of Mortgagee to insist upon strict performance of any term hereof shall not be deemed to be a waiver of any term of this Mortgage. Mortgagor shall not be relieved of Mortgagor's obligations hereunder by reason of (a) the failure of Mortgagee to comply with any request of Mortgagor or Guarantor to take any action to foreclose this Mortgage or otherwise enforce any of the provisions hereof or of the Note or other Loan Documents, (b) the release, regardless of consideration, of the whole or any part of the Mortgaged Property, or of any person liable for the Debt or any portion thereof, or (c) any agreement or stipulation by Mortgagee extending the time of payment or otherwise modifying or supplementing the terms of the Note, this Mortgage, or the other Loan Documents. Mortgagee may resort for the payment of the Debt to any other security held by Mortgagee in such order and manner as Mortgagee, in its discretion, may elect. Mortgagee may take action to recover the Debt, or any portion thereof, or to enforce any covenant hereof without prejudice to the right of Mortgagee thereafter to foreclose this Mortgage. The rights and remedies of Mortgagee under this Mortgage shall be separate, distinct and cumulative and none shall be given effect to the exclusion of the others. No act of Mortgagee shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision. Mortgagee shall not be limited exclusively to the rights and remedies herein stated but shall be entitled to every right and remedy now or hereafter afforded at law or in equity. It is agreed that the risk of loss or damage to the Mortgaged Property is on Mortgagor and Mortgagee shall have no liability whatsoever for decline in the value of the Mortgaged Property, for failure to maintain the Policies, or for failure to determine whether insurance in force is adequate as to the amount of risks insured.

     41. No Oral Change. This Mortgage may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Mortgagor or Mortgagee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

      42. Liability. If Mortgagor consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several. Subject to the provisions hereof requiring Mortgagee's consent to any transfer of the Mortgaged Property, this Mortgage shall be binding upon and inure to the benefit of Mortgagor and Mortgagee and their respective successors and assigns forever.

     43. Inapplicable Provisions. If any term, covenant or condition of this Mortgage is held to be invalid, illegal or unenforceable in any respect, this Mortgage shall be construed without such provision.

     44. Headings, etc. The headings and captions of various sections of this Mortgage are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

     45. Counterparts. This Mortgage may be executed in any number of counterparts each of which shall be deemed to be an original but all of which when taken together shall constitute one agreement.

       46. Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage may be used interchangeably in singular or plural form and the word "Mortgagor" shall mean "each Mortgagor and any subsequent owner or owners of the Mortgaged Property or any part thereof or any interest therein," the word "Mortgagee" shall mean "Mortgagee and any subsequent holder of the Note," the word "Debt" shall mean "the Note and any other evidence of indebtedness secured by this Mortgage," the word "person" shall include an individual, corporation, partnership, trust, unincorporated association, government, governmental authority, and any other entity, and the words "Mortgaged Property" shall include any portion of the Mortgaged Property and any interest therein and the words "attorneys' fees" shall include any and all attorneys' fees, paralegal and law clerk fees, including, but not limited to, fees at the pre-trial, trial and appellate levels incurred or paid by Mortgagee in protecting its interest in the Mortgaged Property and Collateral and enforcing its rights hereunder. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

     47. Homestead. Mortgagor hereby waives and renounces all homestead and exemption rights provided by the constitution and the laws of the United States and of any state, in and to the Premises as against the collection of the Debt, or any part hereof.

     48. Assignments. Mortgagee shall have the right to assign or transfer its rights under this Mortgage and the other Loan Documents without limitation, including, without limitation, the right to assign or transfer its rights to a servicing agent. Any assignee or transferee shall be entitled to all the benefits afforded Mortgagee under this Mortgage and the other Loan Documents.

     49.   Survival of Obligations; Survival of Warranties and
Representations. Each and all of the covenants and obligations of Mortgagor (other than warranties and representations contained herein) shall survive the execution and delivery of the Loan Documents and shall continue in full force and effect until the Debt shall have been paid in full; provided, however, that nothing contained in this Section shall limit the obligations of Mortgagor except as otherwise set forth herein. In addition, any and all warranties and representations of Mortgagor contained herein shall survive the execution and delivery of the Loan Documents and (i) shall continue for a period of one ( 1 ) year following any release of this Mortgage executed by Mortgagee and satisfaction of the Loan evidenced by the Loan Documents, and (ii) shall survive the transfer or assignment of this Mortgage, the entry of a judgment of foreclosure, sale of the Mortgaged Property by non judicial foreclosure or deed in lieu of foreclosure (including, without limitation, any transfer of the Mortgage by Mortgagee of any of its rights, title and interest in and to the Mortgaged Property to any party, whether or not affiliated with Mortgagee).

     50. Covenants Running with the Land. All covenants, conditions, warranties, representations and other obligations contained in this Mortgage and the other Loan Documents are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Mortgaged Property until the lien of this Mortgage has been fully released by Mortgagee.

     51. GOVERNING LAW; JURISDICTION. THIS MORTGAGE, DEED OF TRUST AND SECURITY AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE LAWS OF CONFLICT) OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT TO THE EXTENT THE LAW OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED GOVERNS THE CREATION, PERFECTION AND DETERMINATION OF LIEN RIGHTS AND PRIORITY UNDER SUCH LOAN DOCUMENTS, AND ENFORCEMENT OF REMEDIES AND THE DISPOSITION OF THE MORTGAGED PROPERTY. GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF TEXAS IN CONNECTION WITH ANY PROCEEDING OUT OF OR RELATING TO THIS MORTGAGE, DEED OF TRUST AND SECURITY AGREEMENT.

     52. Time. Time is of the essence with respect to the obligations of Mortgagor in this Mortgage and the other Loan Documents.

      53. No Third Party Beneficiaries. The provisions of this Mortgage and the other Loan Documents are for the benefit of Mortgagor and Mortgagee and shall not inure to the benefit of any third party (other than any successor or assignee of Mortgagee). This Mortgage and the other Loan Documents shall not be construed as creating any rights, claims or causes of action against Mortgagee or any of its officers, directors, agents or employees in favor of any party other than Mortgagor including but not limited to any claims to any sums held in the Tax and Insurance Escrow Fund or the Replacement Escrow Fund.

     54. Relationship of Parties. The relationship of Mortgagee and Mortgagor is solely that of debtor and creditor, and Mortgagee has no fiduciary or other special relationship with Mortgagor, and no term or condition of any of the Loan Documents shall be construed to be other than that of debtor and creditor. Mortgagor represents and acknowledges that the Loan Documents do not provide for any shared appreciation rights or other equity participation interest.

     55.   [Intentionally deleted.]

     56.   [Intentionally deleted.)

     57. Certain Assisted Living Facility Covenants. Mortgagor further covenants and agrees with Mortgagee as follows:

     (a) Mortgagor shall cause the operation of the Assisted Living Facility to be conducted at all times in a manner consistent with the level of operation of the Assisted Living Facility as of the date hereof, and, in connection therewith, Mortgagor shall:

         (i) maintain or cause to be maintained the standard of care for the patients of the Assisted Living Facility at all times at a level necessary to insure a level of quality care for the patients of the Assisted Living Facility comparable to that existing on the date of this Mortgage;

         (ii) maintain or cause to be maintained a standard of care in the storage, use, transportation and disposal of all medical equipment, medical supplies, medical products and medical waste, of any kind and in any form, that is in accordance at least, that of the highest prudent industry standard and in conformity with all applicable regulations and laws;

         (iii) operate or cause to be operated the Assisted Living Facility in a prudent manner in compliance with applicable laws and regulations relating thereto and cause all Licenses and any other agreements necessary for the use and operation of the Assisted Living Facility or as may be necessary for participation in the Medicare, Medicaid or other applicable reimbursement programs (if applicable) to remain in effect without reduction in the number of licensed beds or beds authorized for use in Medicare, Medicaid or other applicable reimbursement programs (if applicable);

         (iv) maintain or cause to be maintained sufficient inventory and Equipment of types and quantities at the Assisted Living Facility to enable Mortgagor or Manager adequately to perform operation of the Assisted Living Facility; and

         (v) maintain or cause to be maintained all deposits, including, without limitation, deposits relating to patients or patient care agreements if such deposits are in cash such deposits are to be deposited and held by Mortgagor, or Manager of the Assisted Living Facility, as the case may be, at such commercial or savings bank or banks as may be reasonably satisfactory to Mortgagee, if such deposits are in any other form, such deposits are to be maintained as Mortgagee may expressly permit. Any bond or other instrument which Mortgagor, or Manager of the Assisted Living Facility, as the case may be, is permitted to hold in lieu of cash deposits under any applicable legal requirements shall be maintained in full force and effect unless replaced by cash deposits as herein above described, shall be issued by an institution reasonably satisfactory to Mortgagee, shall, if permitted pursuant to any legal requirements, name Mortgagee as payee or mortgagee thereunder (or at Mortgagee's option, be fully assignable to Mortgagee) and shall, in all respects, comply with any applicable in legal requirements and otherwise be reasonably satisfactory to Mortgagee. Mortgagor shall, upon request, provide Mortgagee with evidence reasonably satisfactory to Mortgagee of Mortgagor's compliance with the foregoing. Following the occurrence and during the continuance of any Event of Default, Mortgagor or Manager of the Assisted Living Facility as the case may be shall, upon Mortgagee's request, if permitted by any applicable legal requirements, turn over to Mortgagee the deposits (and any interest theretofore earned thereon) with respect to the Assisted Living Facility, to be held by Mortgagee subject to the terms of their related agreements.

     (b) Mortgagor shall not assign or transfer any of its interest in any Licenses or reimbursement contracts (including rights to payment thereunder), including, without limitation, any Medicare and Medicaid agreements, pertaining to the Assisted Living Facility, or assign, transfer, or remove or permit any other person to assign, transfer, or remove or permit any other person to assign, transfer, or remove any records pertaining to the Assisted Living Facility including, without limitation, patient records, medical and clinical records (except for removal of such patient records as directed by the patients owning such records), without Mortgagee's prior written consent, which consent may be granted or refused in Mortgagee's sole discretion.

     (c) Mortgagor shall not enter into any transaction with any person or entity affiliated with Mortgagor other than in the ordinary course of its business and on fair and reasonable terms no less favorable to Mortgagor, than those they would obtain in a comparable arms-length transaction with a person or entity not an affiliate.

      (d) Mortgagor shall maintain the Management Agreement for the operation of the Assisted Living Facility in full force and effect and timely perform all of Mortgagor's obligations thereunder and enforce performance of all obligations of Manager thereunder, and not permit the termination or amendment of such Management Agreement unless the prior written consent of Mortgagee is first obtained. Mortgagor will enter into and cause Manager to enter into an assignment and subordination of such Management Agreement in form satisfactory to Mortgagee assigning and subordinating Manager's interest in the Mortgaged Property and Assisted Living Facility and, to the extent set forth in such assignment and subordination, in all fees and other rights of Manager pursuant to such Management Agreement to the rights of Mortgagee. Upon an Event of Default Mortgagor at Mortgagee's request made at any time while such Event of Default continues, shall terminate the Management Agreement and replace Manager with a manager selected by Mortgagee.

      58. Duty to Defend. Upon written request by an Indemnified Party, Mortgagor shall defend such Indemnified Party (if requested by an Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Parties may, in their sole and absolute discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of the Indemnified Parties, their attorneys shall control the resolution of claim or proceeding. Upon demand, Mortgagor shall pay or, in the sole and absolute discretion of the Indemnified Parties, reimburse, the

Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, and other professionals in connection therewith. Any amounts payable to any of the Indemnified Parties by reason of the application of Section 33 hereof or this Section shall be secured by this Mortgage and shall become immediately due and payable and shall bear interest at the Default Rate specified in the Note from the date loss or damage is sustained by any of the Indemnified Parties until paid.

      59. Mortgagor's Expense. Mortgagor acknowledges and confirms that Mortgagee shall impose certain administrative processing and/or commitment fees in connection with (a) the extension, renewal, modification, amendment and termination of its loans, (b) the release or substitution of collateral therefor, (c) obtaining certain consents, waivers and approvals with respect to the Mortgaged Property, or (d) the review of any Lease or proposed Lease or the preparation or review of any subordination, non-disturbance and attornment agreement. Mortgagor further acknowledges and confirms that it shall be responsible for the payment of all costs of reappraisal of the Mortgaged Property or any part thereof, whether required by law, regulation, Mortgagee or any governmental or quasi-governmental authority. Mortgagor hereby acknowledges and agrees to pay, immediately, with or without demand, all such fees (as the same may be increased or decreased from time to time), and any additional fees of a similar type or nature which may be imposed by Mortgagee from time to time, upon the occurrence of an event set forth in this Section or otherwise. Wherever it is provided for herein that Mortgagor pay any costs and expenses, such costs and expenses shall include, but not be limited to, all legal fees and disbursements of Mortgagee, whether of retained firms, the reimbursement for the expenses of in-house staff or otherwise.

      60. Attorneys' Fees. (a) Mortgagor shall pay all legal fees incurred by Mortgagee in connection with (i) the preparation of the Note, this Mortgage and the other Loan Documents; and (ii) the items set forth in Section 59 above, and
(b) Mortgagor shall pay to Mortgagee on demand any and all expenses, including legal expenses and attorneys' fees, incurred or paid by Mortgagee in protecting its interest in the Mortgaged Property or in collecting any amount payable under the Note, Mortgage or other Loan Documents or enforcing its rights hereunder with respect to the Mortgaged Property, whether or not any legal proceeding is commenced hereunder or thereunder and whether or not any default or Event of Default shall have occurred and is continuing, together with interest thereon at the Default Rate from the date paid or incurred by Mortgagee until such expenses are paid by Mortgagor.

      61. Year 2000 Compliance. Mortgagor has taken and is taking all necessary and appropriate steps to ascertain the extent of, quantify and successfully address: (a) the business and financial risks facing Mortgagor as a result of what is commonly referred to as the "Year 2000 problem" (i. e. , the inability of certain computer applications to recognize correctly and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), including risks resulting from the failure of Lessees (as such term is defined in the Lease Assignment) of the Mortgaged Property to address successfully the Year 2000 problem, and (b) that Mortgagor's computer applications will, on a timely basis, adequately address the Year 2000 problem in all material respects.

     62. ERISA. (a) Mortgagor shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Mortgagee of any of its rights under the Note, this Mortgage and the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     (b) As of the date hereof and throughout the term of this Mortgage, (i) Mortgagor is not and will not be an "employee benefit plan" as defined in
Section 3(3) of ERISA, which is subject to Title I of ERISA, and (ii) the assets of Mortgagor do not and will not constitute "plan assets" of one or more such plans for purposes of Title I of ERISA.

      (c) As of the date hereof and throughout the term of this Mortgage, (i) Mortgagor is not and will not be a "governmental plan" within the meaning of
Section 3(3) of ERISA, and (ii) transactions by or with Mortgagor are not and will not be subject to state statutes applicable to Mortgagor regulating investments of and fiduciary obligations with respect to governmental plans.

     (d) Mortgagor further covenants and agrees to deliver to Mortgagee such certifications or other evidence from time to time throughout the term of the Mortgage, as requested by Mortgagee in its sole discretion, that (i) Mortgagor is not an "employee benefit plan" as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a "governmental plan" within the meaning of
Section 3(3) of ERISA; (ii) Mortgagor is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true: (A) equity interests in Mortgagor are publicly offered securities, within the meaning of 29 C.F.R. Sec. 2510.3-l0l(b)(2); (B) less than 25 percent of each outstanding class of equity interests in Mortgagor are held by "benefit plan investors" within the meaning of 29 C.F.R. Sec. 2510.3-101(f)(2); or (C) Mortgagor qualifies as an "operating company" or a "real estate operating company" within the meaning of 29 C.F.R. Sec. 2510.3-101(c) or (e) or an investment company registered under The Investment Company Act of 1940.

     63 .   [Intentionally deleted.]

     64. Payment and Performance Guaranty. As used in this Mortgage, the Note and the other Loan Documents, the term "Loan Documents" also shall include and refer to the Payment and Performance Guaranty. With respect to the execution and delivery of the Payment and Performance Guaranty, this Mortgage and the other Loan Documents, Mortgagor further agrees as follows:

     (a) Mortgagor has executed and delivered this Mortgage, in part, as an accommodation instrument so as to subject and encumber its interests in the Mortgaged Property as additional security for its obligations set forth in the Payment and Performance Guaranty. Mortgagor hereby acknowledges that its obligations under the Payment and Performance Guaranty are unconditional and that Mortgagor will receive material economic benefit from granting this Mortgage. Accordingly, Mortgagor hereby agrees, to the fullest extent permitted by applicable law, not to assert or take advantage of:

     (i) Any right to require Mortgagee to proceed against any Affiliate Borrower or by any other person or by any entity or against any other collateral assigned to Mortgagee by Mortgagor, any other Affiliate Borrower or other person, or to proceed against or exhaust any other remedy in Mortgagee's power before exercising any right or remedy under this Mortgage.

     (ii) Any defense that may arise by reason of:

            (A) Mortgagee's failure to proceed against any Affiliate Borrower or any of Affiliate Borrowers' property, or any other party against whom Mortgagee might assert a claim, before proceeding against Mortgagor under this Mortgage; or

          (B) The release, suspension, discharge or impairment of any of Mortgagee's rights against any Affiliate Borrower or any other party against whom Mortgagee might assert a claim, whether such release, suspension, discharge or impairment is explicit, tacit or inadvertent; or

          (C) Mortgagee's failure to pursue any other remedies available to Mortgagee that would reduce the burden of the Payment and Performance Guaranty and the Affiliate Debt on Mortgagor's interests in the Mortgaged Property; or

          (D) Any extension of the time for the payment or performance of any of Borrower's obligations under the Affiliate Debt; or

          (E) Any amendment of this Mortgage, the Note or any of the other Loan Documents or of any document evidencing, governing or securing any of the Affiliate Debt (collectively referred to as the "Affiliate Debt Documents"), whether or not such amendment materially affects the risk that Mortgagor has assumed by executing this Mortgage; or

          (F) The incapacity, lack of authority, death or disability or other defense of any Affiliate Borrower or any other person; or

          (G) The failure of Mortgagee to file or enforce a claim against the estate (in either administration, bankruptcy or any other proceedings) of any Affiliate Borrower or any other person.

     (iii) Any right to require demand, protest and notice of any kind, including without limitation, the following notices:

         (A) Notice of the evidence, creation or incurrence of any new or additional indebtedness or obligation on the part of Affiliate Borrower (provided that such indebtedness or obligation is not secured by this Mortgage); or

         (B) Notice of any action or non-action on the part of any Affiliate Borrower or Mortgagee in connection with any obligation or evidence of indebtedness held by Mortgagee as collateral for the Affiliate Debt; or

         (C) Notice of payment or non-payment by any Affiliate Borrower of the Affiliate Debt;

          (iv) Any duty on the part of Mortgagee to disclose to Mortgagor any default by any Affiliate Borrower under any Affiliate Debt Document.

          (v) Any duty on the part of Mortgagee to disclose to Mortgagor any facts Mortgagee may now know or may hereafter know about any Affiliate Borrower or Affiliate Borrowers' successors in interest (if any) regardless of whether Mortgagee (A) has reason to believe that any such facts materially increase the risk beyond the risk which Mortgagor intends to assume by executing this Mortgage, (B) has reason to believe that these facts are unknown to Mortgagor or
(C) has a reasonable opportunity to communicate such facts to Mortgagor, it being understood and agreed that Mortgagor is fully responsible for being and keeping informed of the financial condition of Affiliate Borrowers or any successors in interest of Affiliate Borrowers and of all circumstances bearing on the risk of non-payment of the Affiliate Debt.

          (vi) Any right to object to the release of any portions of the collateral (if any) securing the Affiliate Debt notwithstanding the fact that such releases may be made without Mortgagee's having received any or adequate consideration therefor.

     (b) Mortgagor waives all rights and defenses that Mortgagor may have because the Affiliate Borrower's obligations are secured by real property. This means, among other things:

          (i) Mortgagee may collect from Mortgagor without first foreclosing on any real property collateral upon which a lien has been granted or any personal property collateral pledged by the Affiliate Borrowers; and

          (ii) If Mortgagee forecloses on any real property collateral upon which a lien has been granted by the Affiliate Borrowers:

               (A) The amount of the Affiliate Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and

               (B) Mortgagee may collect from Mortgagor even if Mortgagee, by foreclosing on the real property collateral, has destroyed any right Mortgagor may have to collect from any Affiliate Borrower.

This is an unconditional and irrevocable waiver of any rights and defenses Mortgagor may have because the Borrowers' obligations are secured by real property.

     (c) Without limiting the generality of the foregoing or any other provision hereof, Mortgagor expressly waives any and all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses which are or might become available to Mortgagor.

     (d) Before executing this Mortgage, Mortgagor has made such independent legal and factual inquiries and investigations as Mortgagor deemed necessary or desirable with respect to the value of the Mortgaged Property, and the ability of Affiliate Borrowers to honor all of Borrowers' covenants and agreements with respect to the Affiliate Debt and the Affiliate Debt Documents, and Mortgagor has relied solely on said independent inquiries and investigations preparatory to entering into this Mortgage.

     65. Limited Liability. The provisions of the Note limiting the liability of Mortgagor to certain matters are hereby incorporated by reference.

      (The balance of this page is intentionally left blank.)

Mortgagor has executed this instrument as an instrument under seal the day and year first above written.

                                MORTGAGOR:

                                EMERITUS PROPERTIES IX, LLC,
                                a Washington limited liability
                                company

                                By: /s/ Daniel R. Baty
                                   Daniel R. Baty, its Managing
                                   Manager

STATE OF WA

COUNTY OF King

This instrument was ACKNOWLEDGED before me on September 17 , 1999, by DANIEL R. BATY, to me personally known and who, being duly sworn by me, did say that he is the Managing Manager of EMERITUS PROPERTIES IX, LLC, a Washington limited liability company, on behalf of said limited liability company, and he did further acknowledge such instrument to be the free act and deed of said limited liability company, on behalf of said limited liability company.


[SEAL]                       /s/ Amanda Ray
                             Notary Public - State of WA

My Commission Expires:
01-05-02



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